                                                            EXHIBIT 10.9
                               BUILD-TO-SUIT LEASE


Landlord:     Britannia Hacienda V Limited Partnership

Tenant:       ProBusiness Services, Inc.

Date:         January 27, 1998



                                TABLE OF CONTENTS


1. PREMISES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.1.    Premises . . . . . . . . . . . . . . . . . . . . . . . . .   1
      1.2.    Landlord's Reserved Rights . . . . . . . . . . . . . . . .   1
      1.3.    First Refusal Right (Leasing). . . . . . . . . . . . . . .   2
      1.4.    First Refusal Right (Purchase) . . . . . . . . . . . . . .   3

2. TERM. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      2.1.    Terms. . . . . . . . . . . . . . . . . . . . . . . . . . .   5
      2.2.    Early Possession . . . . . . . . . . . . . . . . . . . . .   5
      2.3.    Delay In Possession. . . . . . . . . . . . . . . . . . . .   5
      2.4.    Construction . . . . . . . . . . . . . . . . . . . . . . .   6
      2.5.    Acknowledgement Of Lease Commencement. . . . . . . . . . .   6
      2.6.    Holding Over . . . . . . . . . . . . . . . . . . . . . . .   7
      2.7.    Option To Extend Term. . . . . . . . . . . . . . . . . . .   7

3. RENTAL. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
      3.1.    Minimum Rental . . . . . . . . . . . . . . . . . . . . . .   7
      3.2.    Late Charge. . . . . . . . . . . . . . . . . . . . . . . .  11

4. TAXES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
      4.1.    Personal Property. . . . . . . . . . . . . . . . . . . . .  11
      4.2.    Real Property. . . . . . . . . . . . . . . . . . . . . . .  11
      4.3.    Challenge to Assessments . . . . . . . . . . . . . . . . .  11

5. OPERATING EXPENSES. . . . . . . . . . . . . . . . . . . . . . . . . .  12
      5.1.    Payment Of Operating Expenses. . . . . . . . . . . . . . .  12
      5.2.    Definition Of Operating Expenses . . . . . . . . . . . . .  13
      5.3.    Determination Of Operating Expenses. . . . . . . . . . . .  15
      5.4.    Final Accounting For Lease Year. . . . . . . . . . . . . .  15
      5.5.    Proration. . . . . . . . . . . . . . . . . . . . . . . . .  16

6. UTILITIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      6.1.    Payment. . . . . . . . . . . . . . . . . . . . . . . . . .  16
      6.2.    Interruption . . . . . . . . . . . . . . . . . . . . . . .  16

7. ALTERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
      7.1.    Right To Make Alterations. . . . . . . . . . . . . . . . .  16
      7.2.    Title To Alterations . . . . . . . . . . . . . . . . . . .  17
      7.3.    Tenant Fixtures. . . . . . . . . . . . . . . . . . . . . .  17
      7.4.    No Liens . . . . . . . . . . . . . . . . . . . . . . . . .  17

8. MAINTENANCE AND REPAIRS . . . . . . . . . . . . . . . . . . . . . . .  17
      8.1.    Landlord's Work. . . . . . . . . . . . . . . . . . . . . .  17
      8.2.    Tenant's Obligation For Maintenance. . . . . . . . . . . .  18
              (a)  Good Order, Condition And Repair. . . . . . . . . . .  18
              (b)  Landlord's Remedy . . . . . . . . . . . . . . . . . .  18
              (c)  Condition Upon Surrender. . . . . . . . . . . . . . .  19

9. USE OF PREMISES. . . .  . . . . . . . . . . . . . . . . . . . . . . .  19
      9.1.    Permitted Use. . . . . . . . . . . . . . . . . . . . . . .  19
      9.2.    [Omitted]. . . . . . . . . . . . . . . . . . . . . . . . .  19
      9.3.    No Nuisance. . . . . . . . . . . . . . . . . . . . . . . .  19
      9.4.    Compliance With Laws . . . . . . . . . . . . . . . . . . .  19
      9.5.    Liquidation Sales. . . . . . . . . . . . . . . . . . . . .  19
      9.6.    Environmental Matters. . . . . . . . . . . . . . . . . . .  20

10. INSURANCE AND INDEMNITY. . . . . . . . . . . . . . . . . . . . . . .  20
      10.1.   Insurance. . . . . . . . . . . . . . . . . . . . . . . . .  20
      10.2.   Quality Of Policies And Certificates . . . . . . . . . . .  21
      10.3.   Workers' Compensation. . . . . . . . . . . . . . . . . . .  21
      10.4.   Waiver of Subrogation. . . . . . . . . . . . . . . . . . .  21
      10.5.   Increase In Premiums . . . . . . . . . . . . . . . . . . .  22
      10.6.   Indemnification. . . . . . . . . . . . . . . . . . . . . .  22
      10.7.   Blanket Policy . . . . . . . . . . . . . . . . . . . . . .  22

11. SUBLEASE AND ASSIGNMENT. . . . . . . . . . . . . . . . . . . . . . .  22
      11.1.   Assignment And Sublease Of Premises. . . . . . . . . . . .  22
      11.2.   Rights Of Landlord . . . . . . . . . . . . . . . . . . . .  23

12. RIGHT OF ENTRY AND QUIET ENJOYMENT . . . . . . . . . . . . . . . . .  23
      12.1.   Right Of Entry . . . . . . . . . . . . . . . . . . . . . .  23
      12.2.   Quiet Enjoyment. . . . . . . . . . . . . . . . . . . . . .  23

13. CASUALTY AND TAKING. . . . . . . . . . . . . . . . . . . . . . . . .  23
      13.1.   Termination Or Reconstruction. . . . . . . . . . . . . . .  23
      13.2.   Tenant's Rights. . . . . . . . . . . . . . . . . . . . . .  24
      13.3.   Lease To Remain In Effect. . . . . . . . . . . . . . . . .  25
      13.4.   Reservation Of Compensation. . . . . . . . . . . . . . . .  25
      13.5.   Restoration Of Fixtures. . . . . . . . . . . . . . . . . .  25

14. DEFAULT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
      14.1.   Events Of Default. . . . . . . . . . . . . . . . . . . . .  25
              (a)  Abandonment . . . . . . . . . . . . . . . . . . . . .  25
              (b)  Nonpayment. . . . . . . . . . . . . . . . . . . . . .  25
              (c)  Other Obligations . . . . . . . . . . . . . . . . . .  26
              (d)  General Assignment. . . . . . . . . . . . . . . . . .  26
              (e)  Bankruptcy. . . . . . . . . . . . . . . . . . . . . .  26
              (f)  Receivership. . . . . . . . . . . . . . . . . . . . .  26
              (g)  Attachment. . . . . . . . . . . . . . . . . . . . . .  26
              (h)  Insolvency. . . . . . . . . . . . . . . . . . . . . .  26
              (i)  Cross-Default . . . . . . . . . . . . . . . . . . . .  26
      14.2.   Remedies Upon Tenant's Default . . . . . . . . . . . . . .  26
      14.3.   Remedies Cumulative. . . . . . . . . . . . . . . . . . . .  27

15. SUBORDINATION, ATTORNMENT AND SALE . . . . . . . . . . . . . . . . .  27
      15.1.   Subordination To Mortgage. . . . . . . . . . . . . . . . .  27
      15.2.   Sale Of Landlord's Interest. . . . . . . . . . . . . . . .  28
      15.3.   Estoppel Certificates. . . . . . . . . . . . . . . . . . .  28
      15.4.   Subordination to CC&R's. . . . . . . . . . . . . . . . . .  29

16. SECURITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      16.1.   Deposit. . . . . . . . . . . . . . . . . . . . . . . . . .  29

17. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
      17.1.   Notices. . . . . . . . . . . . . . . . . . . . . . . . . .  29
      17.2.   Successors And Assigns . . . . . . . . . . . . . . . . . .  30
      17.3.   No Waiver. . . . . . . . . . . . . . . . . . . . . . . . .  30
      17.4.   Severability . . . . . . . . . . . . . . . . . . . . . . .  30
      17.5.   Litigation Between Parties . . . . . . . . . . . . . . . .  30
      17.6.   Surrender. . . . . . . . . . . . . . . . . . . . . . . . .  30
      17.7.   Interpretation . . . . . . . . . . . . . . . . . . . . . .  30
      17.8.   Entire Agreement . . . . . . . . . . . . . . . . . . . . .  31
      17.9.   Governing Law. . . . . . . . . . . . . . . . . . . . . . .  31
      17.10.  No Partnership . . . . . . . . . . . . . . . . . . . . . .  31
      17.11.  Financial Information. . . . . . . . . . . . . . . . . . .  31
      17.12.  [Omitted]. . . . . . . . . . . . . . . . . . . . . . . . .  31
      17.13.  Time . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
      17.14.  Rules and Regulations. . . . . . . . . . . . . . . . . . .  31
      17.15.  Brokers. . . . . . . . . . . . . . . . . . . . . . . . . .  31
      17.16.  Memorandum Of Lease. . . . . . . . . . . . . . . . . . . .  32
      17.17.  Corporate Authority. . . . . . . . . . . . . . . . . . . .  32
      17.18.  Execution and Delivery . . . . . . . . . . . . . . . . . .  32
      17.19.  [Omitted]. . . . . . . . . . . . . . . . . . . . . . . . .  32
      17.20.  Survival . . . . . . . . . . . . . . . . . . . . . . . . .  32
      17.21.  Consents . . . . . . . . . . . . . . . . . . . . . . . . .  32
      17.22.  Landlord Defaults. . . . . . . . . . . . . . . . . . . . .  32


                                      EXHIBITS

EXHIBIT A     Real Property Description

EXHIBIT B     Site Plan

EXHIBIT C     Construction
              C-1: Building Shell Specifications

EXHIBIT D     Acknowledgement of Lease Commencement

                            BUILD-TO-SUIT LEASE

     THIS BUILD-TO-SUIT LEASE ("Lease") is made and entered into as of the ____day of January, 1998, by and between BRITANNIA HACIENDA V LIMITED PARTNERSHIP, a Delaware limited partnership (hereinafter called "Landlord") and PROBUSINESS SERVICES, INC., a Delaware corporation (hereinafter called "Tenant").

                         THE PARTIES AGREE AS FOLLOWS:

                                 1. PREMISES

     1.1.     PREMISES.

              (a) Landlord leases to Tenant and Tenant hires and leases from Landlord, on the terms, covenants and conditions hereinafter set forth, the premises (the "Premises") consisting of a one-story concrete tilt-up building of approximately 70,425 square feet, plus or minus 3,500 square feet (the "Building") to be constructed by Landlord pursuant to the terms of this Lease on a portion of the real property described in EXHIBIT A attached hereto (the "Property"). The approximate location of the Building on the Property and the approximate layout of the other site improvements constructed or to be constructed by Landlord on the Property are depicted in the site plan attached hereto as EXHIBIT B (the "Site Plan").
The parking areas, driveways, sidewalks, landscaped areas and other portions of the Property that lie outside the exterior walls of the Building (excluding any additional buildings depicted on the Site Plan or otherwise constructed on the Property by Landlord from time to time), as depicted on the Site Plan and as hereafter modified by Landlord from time to time in accordance with the provisions of this Lease, are sometimes referred to herein as the "Common Areas."

              (b) As an appurtenance to Tenant's leasing of the Premises pursuant to Section 1.1(a), Landlord hereby grants to Tenant, for the benefit of Tenant and its employees, suppliers, shippers, customers and invitees, during the term of this Lease, the non-exclusive right to use, in common with others entitled to such use, the Common Areas (as they exist from time to time) and all easements, access rights and similar rights and privileges relating to or appurtenant to the Property and created or existing from time to time under any easement agreements, declarations of covenants, conditions and restrictions, or other written agreements now or hereafter of record with respect to the Property, subject however to any limitations applicable to such rights and privileges under applicable law and/or under the written agreements creating such rights and privileges. Landlord agrees that parking in the Common Areas of the Property shall be provided at a minimum ratio of at least 3.8 parking spaces for each 1,000 square feet of buildings existing on the Property from time to time.

     1.2. LANDLORD'S RESERVED RIGHTS. Landlord reserves, in addition to the right of entry set forth in Section 12.1 hereof, the following rights, exercisable from time to time in Landlord's discretion: (i) to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and other equipment above the ceiling surfaces, below the floor surfaces or within the walls of the Building in locations which will not materially interfere with Tenant's use thereof; (ii) to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment located within or outside the Building; (iii) to construct, alter or add to other buildings or improvements on the Property; (iv) to build adjoining to the Property; (v) to lease any part of the Property for the construction of improvements or buildings; (vi) to make changes to the Common Areas, including (but not limited to) changes in the location, size or shape of any portion of the Common Areas, and to relocate parking spaces on the Property; (vii) to close temporarily any of the Common Areas for maintenance or other reasonable purposes, provided that reasonable parking and reasonable access to the Building remain available; (viii) to use the Common Areas while engaged in making additional improvements, repairs or alterations to the Property or any portion thereof; and (ix) to do and perform such other acts with respect to the Common Areas and the Property as may be necessary or appropriate; PROVIDED, however, that the exercise by Landlord of its rights under this
Section 1.2 shall not, without Tenant's prior written consent, (x) materially reduce the parking ratio for the Property below that shown on the Site Plan, nor (y)
                                     -1-
reduce the number of parking spaces on the portion of the Property designated as Phase VII on the Site Plan (other than on a temporary basis incidental to construction or maintenance activities of Landlord on the Property, in which event Landlord shall exercise reasonable efforts to minimize the number of parking spaces affected by such temporary activities), nor (z) make any other change in the Site Plan that would have a material adverse effect on Tenant's use of the Premises. Moreover, Landlord shall not exercise rights reserved to it pursuant to this Section 1.2 in such a manner as to materially impair Tenant's ability to conduct its activities in the normal manner, or in such a manner as to cause any material diminution of Tenant's rights or any material increase in Tenant's obligations under this Lease; PROVIDED, however, that the foregoing shall not limit or restrict Landlord's right to undertake reasonable construction activity and Tenant's use of the Premises shall be subject to reasonable temporary disruption incidental to such activity diligently prosecuted.

     1.3      FIRST REFUSAL RIGHT (LEASING).

              (a) During the term of this Lease (including any duly exercised extended terms), Landlord shall not lease any space in any building(s) existing or to be built from time to time on the portion of the Property designated as Phase V on the Site Plan, except in compliance with this Section 1.3; PROVIDED, however, that the foregoing restrictions shall not apply during any period in which Tenant is in default under this Lease in any material respect.

              (b) If Landlord intends, during any applicable period described in Section 1.3(a), to lease any space in any of the buildings existing or to be built on Phase V of the Property from time to time, and if Tenant is not then in default under this Lease in any material respect, Landlord shall give written notice of such intention to Tenant, specifying the material terms on which Landlord proposes to lease such space (the "Offered Space"), and shall offer to Tenant the opportunity to lease the Offered Space on the terms specified in Landlord's notice. Landlord shall not need to have a bona fide written offer from a prospective tenant in order to give such a notice, and such notice may, in Landlord's discretion, identify a range of sizes, durations, rental rates, tenant improvement allowances and other material terms on which Landlord is willing to lease the Offered Space. Tenant shall have ten (10) business days after receipt of such notice from Landlord in which to accept such offer by written notice to Landlord; if Landlord's notice designated alternative terms or a range of terms, Tenant's acceptance shall specify which alternative, within the offered range, is being accepted by Tenant. Upon such acceptance by Tenant, the Offered Space (or applicable portion thereof) shall be leased to Tenant on the terms set forth in Landlord's notice and elected by Tenant (subject to the provisions of Section 1.3(c)) and on the additional terms and provisions set forth herein (except to the extent inconsistent with the terms set forth in Landlord's said notice) and the parties shall promptly execute an amendment to this Lease adding the Offered Space to the Premises and making any appropriate amendments to provisions of this Lease to reflect different rent and other obligations applicable to the Offered Space under the terms of Landlord's said notice and Tenant's acceptance. If Tenant does not accept Landlord's offer within the allotted time, Landlord shall thereafter have the right to lease the Offered Space or any portion thereof to a third party, at any time within one hundred eighty (180) days after Tenant's failure to accept Landlord's offer, at a minimum rental and on other terms and conditions not more favorable to the lessee than the minimum rental and other terms offered to Tenant in Landlord's said notice. If Tenant does not accept Landlord's offer, then to the extent Landlord does not lease the Offered
Space to a third party within such 180-day period, Landlord shall again be required to comply with the provisions of this Section 1.3 prior to any further leasing of the Offered Space or any portion thereof.

              (c) Notwithstanding any other provisions of this Section 1.3, if the terms (or range of terms) offered by Landlord to Tenant with respect to the Offered Space do not include an expiration date which is coterminous with the then current term of this Lease, then Tenant's acceptance (if any) of Landlord's offer may take any of the following three forms: (i) Tenant may accept the terms (or an alternative within the range of terms, if applicable) offered by Landlord, without regard to the non-coterminous nature of the respective lease terms for the Offered Space and for the initial Premises hereunder; or (ii) Tenant may accept the terms (or an alternative within the range of terms, if applicable) offered by Landlord with respect to the Offered Space and concurrently extend the then current term of this Lease with respect to the initial Premises to terminate concurrently with the lease term for the Offered Space, in which event such extension by Tenant shall be deemed to be a permissible early exercise of the extension option set forth in Section 2.7 hereof, without regard to the time limits set forth therein, and the rent for the initial Premises for such extended term shall be determined in accordance with Section 3.1(e) hereof for any portion of such extended term falling within the first five (5) years after the original expiration date of this Lease, and shall be determined in accordance with Section 3.1(f) hereof for any portion of such extended term falling more than five (5) years after the original expiration date of this Lease; or (iii) Tenant may elect to lease the Offered Space for a term coterminous with the then remaining term of this Lease with respect to the initial Premises, in which event (x) Landlord shall have no obligation to improve the Offered Space or provide any tenant improvement allowance for the Offered Space, regardless of any contrary terms set forth in Landlord's original notice to Tenant, (y) the "minimum rent" for the Offered Space shall be the fair market rental value thereof, in the then existing condition of such space, which fair market rental value shall be determined promptly in accordance with the procedure described in Section 3.1 (e) hereof (but at 100% of fair market rental value rather than 95%), and (z) Tenant's lease of the Offered Space shall otherwise be on the terms set forth in Landlord's notice and on the additional terms and provisions set forth herein (except to the extent inconsistent with the terms set forth in Landlord's said notice).

              (d)  To the extent Tenant elects, pursuant to clause (ii) of
Section 1.3(c) hereof, an early exercise of one or both extended terms under
Section 2.7 hereof in whole or in part, then (A) the determination of the rent for the initial Premises for the applicable extended term (or portion thereof) shall be made during the period commencing six (6) months before the commencement of the applicable extended term, pursuant to the procedure in
Section 3.1(e) or 3.1(f) hereof, as applicable, and (B) to the extent
Tenant has exercised its option as to only a portion of either extended term, then the unexercised portion of such extended term shall be deemed to remain subject to a continuing extension option by Tenant, which remaining option shall be exercisable in accordance with Section 2.7 hereof not more than eight (8) months and not less than six (6) months prior to the expiration of the initial portion of such extended term already elected by Tenant under clause (ii) of Section 1.3(c) hereof.

              (e) Landlord and Tenant acknowledge that a first refusal right with respect to Phase V of the Property, substantially identical in its terms to subsections (a) through (d) of this Section 1.3 as they apply to Phase V of the Property, is contained in subsections (a) through (d) of Section 1.3 of the Build-to-Suit Lease dated as of September 27, 1996 between Landlord and Tenant (then known as ProBusiness, Inc., a California corporation) with respect to Phase VI of the Property as designated on the Site Plan (the
"Phase VI Lease"), except that such first refusal right under the Phase VI
Lease is presently effective and shall terminate if and when Tenant gives written notice to Landlord that Tenant is releasing and renouncing all further rights under Section 1.3 of the Phase VI Lease with respect to Phase V of the Property. The provisions of this Section 1.3 of this Lease shall be of no force or effect unless and until Tenant gives such a written notice to Landlord under the Phase VI Lease, and shall become effective only upon the effective date of such written notice, after which Tenant's first refusal rights with respect to Phase V of the Property shall be determined solely under this Section 1.3 and not under Section 1.3 of the Phase VI Lease. Such notice may be given by Tenant to Landlord at any time and, without limiting the generality of the foregoing, may be given concurrently with Tenant's acceptance of Landlord's offer under Section 1.3 of this Lease or under
Section 1.3 of the Phase VI Lease, as applicable.

     1.4      FIRST REFUSAL RIGHT (PURCHASE).

              (a) During the term of this Lease (including any duly exercised extended terms), Landlord shall not sell any building(s) existing from time to time on the Property, except in compliance with this Section
1.4; PROVIDED, however, that the foregoing restrictions shall not apply during any period in which Tenant is in default under this Lease in any material respect.

              (b) If Landlord intends, during any applicable period described in Section 1.4(a), to sell any of the buildings existing on the Property from time to time (including, but not limited to, any such proposed sale which also includes, as part of a single bulk transaction with a single purchaser or group of purchasers, other buildings or properties owned by Landlord or by affiliates of Landlord and located in Pleasanton, California), and if Tenant is not then in default under this Lease in any material respect, Landlord shall give written notice of such intention to Tenant, specifying the material terms on which Landlord proposes to sell such buildings and properties (including, but not limited to, any such other buildings or properties owned by Landlord or by affiliates of Landlord in Pleasanton, California, if applicable) (collectively, the "Offered Building(s)"), and shall offer to Tenant the opportunity to purchase the Offered Building(s) on the terms specified in Landlord's notice. Landlord shall not need to have a bona fide written offer from a prospective purchaser in order to give such a notice, and such notice may, in Landlord's discretion, identify a range of material terms on which Landlord is willing to sell the Offered Building(s). Tenant shall have ten (10) business days after receipt of such notice from Landlord in which to accept such offer by written notice to Landlord; if Landlord's notice designated alternative terms or a range of terms, Tenant's acceptance shall specify which alternative, within the offered range, is being accepted by Tenant. Upon such acceptance by Tenant, the Offered Building(s) shall be sold to Tenant on the terms set forth in Landlord's notice and elected by Tenant and on the additional terms and provisions set forth herein (except to the extent inconsistent with the terms set forth in Landlord's said notice) and the parties shall promptly execute a purchase and sale agreement reflecting such terms and such other terms as may reasonably and customarily apply to such a purchase and sale transaction. If Tenant does not accept Landlord's offer within the allotted time, Landlord shall thereafter have the right to sell the Offered
Building(s) to a third party, at any time within one (1) year after Tenant's failure to accept Landlord's offer, at a price and on other terms and conditions not more favorable to the purchaser than the price and other terms offered to Tenant in Landlord's said notice. If Tenant does not accept Landlord's offer, then to the extent Landlord does not sell the Offered Building(s) to a third party within such one-year period, Landlord shall again be required to comply with the provisions of this Section 1.4 prior to any further sale of the Offered Building(s) or any portion thereof.

              (c)  Notwithstanding any other provisions of this Section 1.4,
(i) Tenant's first refusal right shall not apply to any proposed transaction in which Landlord and its affiliates are selling or proposing to sell, in a single bulk transaction to a single purchaser or group of purchasers, not only the Property but also at least one additional property out of their real estate portfolio holdings NOT located in Pleasanton, California, and (ii) if Landlord's offer to Tenant under this Section 1.4 includes more than one building on the Property or includes one or more other buildings or properties in Pleasanton, California (I.E., buildings or properties other than the Property and the buildings thereon) which are owned by Landlord or its affiliates and which Landlord and its affiliates propose to sell in a single bulk transaction to a single purchaser or group of purchasers (recognizing that an offer or proposed sale of fewer than all the buildings on the Property can occur only if the Property is legally subdivided, since the entire Property is now a single legal parcel), Tenant's sole choice shall be to take all or none of the offered buildings and properties, and Tenant shall have no right to take some but not all of the offered buildings and properties (PROVIDED, however, that if Tenant declines such an offer and Landlord thereafter wishes to sell to a third party fewer than all of the buildings and properties offered to Tenant in Landlord's initial notice, Landlord shall be required, in accordance with the terms of this Section 1.4, to give a new notice to Tenant reflecting the changed identification of buildings and properties and any other changed terms in such revised proposal).

              (d) Landlord and Tenant acknowledge that a first refusal to purchase the buildings on the Property, substantially identical in its terms to subsections (a) through (c) of this Section 1.4, is contained in subsections (a) through (c) of Section 1.4 of the Phase VI Lease; except that such first refusal right under the Phase VI Lease is presently effective and shall terminate if and when Tenant gives written notice to Landlord that Tenant is releasing and renouncing all further rights under Section 1.4 of the Phase VI Lease. The provisions of this Section 1.4 of this Lease shall be of no force or effect unless and until Tenant gives such a written notice to Landlord under the Phase VI Lease, and shall become effective only upon the effective date of such written notice, after which Tenant's first refusal purchase rights with respect to the buildings on the Property shall be determined solely under this Section 1.4 and not under Section 1.4 of the Phase VI Lease. Such notice may be given by Tenant to Landlord at any time and, without limiting the generality of the foregoing, may be given concurrently with Tenant's acceptance of Landlord's offer under Section 1.4 of this Lease or under Section 1.4 of the Phase VI Lease, as applicable.

                                    2. TERM

              2.1. TERM. The term of this Lease shall commence on the earlier to occur of (i) the date which is five (5) days after the date Landlord notifies Tenant that Landlord's work pursuant to Section 2.4 and EXHIBIT C on the Building shell and core and on the first phase (at least 35,000 square feet) of interior improvements is substantially complete and such work is in fact substantially complete (but in no event earlier than July 1, 1999), or (ii) the date Tenant takes occupancy of the Premises (except as otherwise provided in Section 2.2), the earlier of such dates being herein called the "Commencement Date," and shall end on the day immediately preceding the date eleven (11) years thereafter, unless sooner terminated or extended as hereinafter provided. Assuming execution of this Lease by December 1, 1997 and approval of full plans, specifications and working drawings by July 1, 1998, the parties presently estimate that the Commencement Date will be no later than July 1, 1999. For purposes of this Section 2.1, Landlord's work shall be deemed to be "substantially complete" when all of the following have occurred: (A) all improvements to be constructed by Landlord as part of the Building shell and core and the first phase (at least 35,000 square feet) of interior improvements, pursuant to EXHIBIT C have been completed except for "punch list" items which do not materially interfere with Tenant's ability to utilize the first phase
(at least 35,000 square feet) of the Premises for their intended purpose;
(B) the City of Pleasanton has issued a certificate of occupancy for the first phase (at least 35,000 square feet) of the Premises; (C) all utilities reasonably necessary for Tenant's use of the first phase (at least 35,000 square feet) of the Premises for their intended purpose are connected and available for use at the Premises; and (D) all improvements to be constructed by Landlord as part of the Common Areas contemplated for and located on Phase VII of the Property as shown on the Site Plan have been completed, except for "punch list" items which do not materially interfere with Tenant's ability to utilize the Premises for their intended purpose, and are available for use by Tenant.

              2.2. EARLY POSSESSION. If Landlord permits Tenant to occupy, use or take possession of the Premises prior to the Commencement Date determined under Section 2.1, such occupancy, use or possession shall be subject to and upon all of the terms and conditions of this Lease, including the obligation to pay rent and other charges, unless Landlord and Tenant agree otherwise; PROVIDED, however, that such early possession shall not advance or otherwise affect the Commencement Date or termination date determined under Section 2.1; PROVIDED FURTHER, that if Tenant takes such early possession solely for the purpose of installing fixtures, equipment, furniture and furnishings and other similar work preparatory to the commencement of business in the Premises (which early possession Landlord shall be required to offer to Tenant at least three (3) weeks prior to the estimated date for substantial completion of Landlord's work as contemplated in Section 2.1 hereof), Tenant shall not be required to pay rent or Operating Expenses by reason of such possession until the Commencement Date otherwise occurs; and PROVIDED FURTHER, that Tenant shall not interfere with or delay Landlord's contractors by such early possession and shall indemnify, defend and hold harmless Landlord and its agents and employees from and against any and all claims, demands, liabilities, actions, losses, costs and expenses, including (but not limited to) reasonable attorneys' fees, arising out of or in connection with Tenant's early entry upon the Premises hereunder.

              2.3. DELAY IN POSSESSION. Landlord agrees to use its best reasonable efforts to pursue and complete the work described in Section 2.4 and EXHIBIT C promptly, diligently, and within the respective time periods set forth in a construction timeline to be mutually agreed upon by Landlord and Tenant following final approval of plans and specifications pursuant to EXHIBIT C, as such timeline may be modified from time to time by mutual agreement of Landlord and Tenant, and subject to the effects of any delays caused by or attributable to Tenant or any other circumstances beyond Landlord's reasonable control (excluding any financial inability); PROVIDED, however, that except to the extent caused by a material default by Landlord of its obligations set forth in this Lease (including, but not limited to, its obligations set forth in this Section 2.3 and in Section 2.4 and EXHIBIT C), Landlord shall not be liable for any damages caused by any delay in the completion of such work, nor shall any such delay affect the validity of this Lease or the obligations of Tenant hereunder.

              2.4. CONSTRUCTION.

                   (a) The obligation of Landlord to construct and improve the Premises for occupancy by Tenant hereunder, and to construct related site improvements in the Common Areas for use by Tenant, is set forth in EXHIBIT C attached hereto and incorporated herein by this reference. Except as set forth in this Section 2.4 and in EXHIBIT C, Landlord shall have no responsibilities or obligations with respect to preparation of the Premises or the Property for Tenant's occupancy of the Premises under this Lease.

                   (b) Landlord shall deliver the Building core and shell and first phase (at least 35,000 square feet) of interior improvements in the Building to Tenant clean and free of debris on the Commencement Date (subject to Tenant's right of early possession stated in the second proviso in
Section 2.2), and Landlord warrants to Tenant, effective as of the Commencement Date, that (i) the Building core and shell and first phase (at least 35,000 square feet) of interior improvements therein and the Common Areas contemplated for or located on Phase VII of the Property as designated on the Site Plan are substantially completed and are free from material defects in design and construction, (ii) the electrical, mechanical, plumbing, lighting, air conditioning and heating systems, and the loading doors, if any, on the Building are in good operating condition (to the extent necessary to serve the first phase of at least 35,000 square feet of interior improvements) and are free of material defects in design, equipment and/or installation, and (iii) the Building core and shell and first phase (at least 35,000 square feet) of interior improvements therein have been constructed in compliance in all material respects with the plans and specifications developed and approved pursuant to EXHIBIT C. If it is determined that this warranty has been violated in any respect, then it shall be the obligation of Landlord, after receipt of written notice from Tenant setting forth with specificity the nature of the violation, to promptly, at Landlord's sole cost, correct the condition(s) constituting such violation. Tenant's failure to give such written notice to Landlord within ninety (90) days after the Commencement Date shall give rise to a conclusive presumption that Landlord has complied with all Landlord's obligations under this Section 2.4 and EXHIBIT C, except with respect to latent defects.

                   (c) Landlord warrants to Tenant that the Building core and shell and first phase (at least 35,000 square feet) of interior improvements constructed by Landlord therein, as they exist on the Commencement Date, but without regard to any use for which Tenant will occupy the Premises other than general office use, shall not violate any covenants or restrictions of record or any applicable building code, regulation or ordinance in effect on the Commencement Date. If it is determined that this warranty has been violated, then it shall be the obligation of Landlord, after written notice from Tenant, to promptly, at Landlord's sole cost and expense, correct the condition(s) constituting such violation. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty as to the present or future suitability of the Premises for the conduct of Tenant's business or proposed business thereon, except as expressly set forth in this Lease.

                   (d) Landlord's obligations, representations and warranties with respect to the second phase (35,425 square feet or less) of interior improvements in the Premises shall be identical to the obligations, representations and warranties set forth in this Section 2.4 and in EXHIBIT C with respect to the first phase of interior improvements, but shall be deemed to be made as of the date on which Landlord's construction of such second phase of interior improvements is substantially complete (as defined in Section 2.1).

                   (e) TENANT ACKNOWLEDGES THAT THE FOREGOING WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PHYSICAL CONDITION OF THE BUILDING AND IMPROVEMENTS TO BE CONSTRUCTED BY LANDLORD AND THAT LANDLORD MAKES NO OTHER WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS LEASE.

              2.5. ACKNOWLEDGEMENT OF LEASE COMMENCEMENT. Upon commencement of the term of this Lease, Landlord and Tenant shall execute a written acknowledgement of the Commencement Date, date of termination, square footage of the Premises and of the first phase of interior improvements delivered to Tenant, excess cost of improvements (if applicable) and related matters, substantially in the form attached hereto as EXHIBIT D (with appropriate insertions), which acknowledgement shall be deemed to be incorporated herein by this reference.

Notwithstanding the foregoing requirement, the failure of Tenant to execute such a written acknowledgement shall not affect Landlord's determination of the Commencement Date, date of termination, square footage of the Premises and of the first phase of interior improvements delivered to Tenant, excess cost of improvements (if applicable) and related matters in accordance with the provisions of this Lease.

     2.6. HOLDING OVER. If Tenant holds possession of the Premises after the term of this Lease with Landlord's written consent, then except as otherwise specified in such consent, Tenant shall become a tenant from month to month at one hundred twenty-five percent (125%) of the rental and otherwise upon the terms herein specified for the period immediately prior to such holding over and shall continue in such status until the tenancy is terminated by either party upon not less than thirty (30) days prior written notice. If Tenant holds possession of the Premises after the term of this Lease without Landlord's written consent, then Landlord in its sole discretion may elect (by written notice to Tenant) to have Tenant become a tenant either from month to month or at will, at one hundred twenty-five percent (125%) of the rental (prorated on a daily basis for an at-will tenancy, if applicable) and otherwise upon the terms herein specified for the period immediately prior to such holding over, or may elect to pursue any and all legal remedies available to Landlord under applicable law with respect to such unconsented holding over by Tenant. Tenant shall indemnify and hold Landlord harmless from andy loss, damage, claim, liability, cost or expense (including reasonable attorneys' fees) resulting from any delay by Tenant in surrendering the Premises (except with Landlord's prior written consent), including but not limited to any claims made by a succeeding tenant by reason of such delay. Acceptance of rent by Landlord following expiration or termination of this Lease shall not constitute a renewal of this Lease.

     2.7. OPTION TO EXTEND TERM. Tenant shall have the option to extend the term of this Lease, at the minimum rental set forth in Section 3.1(e) and (f) and otherwise upon all the terms and provisions set forth herein with respect to the initial term of this Lease, for up to two (2) additional periods of five (5) years each, commencing upon expiration of the initial term hereof. Exercise of such option with respect to the first such extended term shall be by written notice to Landlord at lease six (6) months and not more than eight
(8) months prior to the expiration of the initial term hereof; exercise of such option with respect to the second such extended term, if the first extension options has been duly exercised, shall be by like written notice to Landlord at least six (6) months and not more than eight (8) months prior to the expiration of the first extended term hereof. If there exists a material event of default on the part of Tenant on the date of any such notice, then the notice shall not be effective. If Tenant properly exercises one or more extension options under this Section, then all references in this Lease (other than in this Section 2.7) to the "term" of this Lease shall be construed to include the extension term(s) thus elected by Tenant. Except as expressly set forth in this Section 2.7, Tenant shall have no right to extend the term of this Lease beyond its prescribed term. To the extent provided in
Section 1.3(c)(ii) and 1.3(d), Tenant may elect an early and/or partial exercise of one or both extended terms in connection with an acceptance of Offered Space; in the event of any such partial exercise, the remaining unexercised portion of the extended term(s) shall be subject to a continuing option under this Section 2.7, as provided in Section 1.3(d), and upon a proper exercise by Tenant of such remaining extended term(s), the rent for such remainder of the extended term(s) shall be determined, as of the commencement of such remainder of the extended terms(s), in the manner provided in Section 3.1(e) or 3.1(f), as applicable.

                                    3. RENTAL

              3.1. MINIMUM RENTAL.

                   (a) Tenant shall pay to Landlord as minimum rental for the Premises, in advance, without deduction, offset, notice or demand, on or before the Commencement Date and on or before the first day of each subsequent calendar month of the term of this Lease, the following amounts per month: for months 1-12, the sum of $43,750.00 per month; and for months 13-132, the adjusted rent determined under Section 3.1(b) hereof. Notwithstanding the foregoing provisions of this Section 3.1, however, at any time after month 12 of the term of this Lease, Tenant in its sole discretion may elect, by written notice to Landlord, to convert its minimum rental obligation for the period from the date of such notice through the remainder of the initial term of this Lease to the following amounts per month (as applicable):

                     Months After           Minimum Rental
                  Commencement Date           (per month)
                  -----------------         --------------
                        13-24                $ 91,000.00
                        25-36                  94,640.00
                        37-48                  98,426.00
                        49-60                 102,363.00
                        61-72                 106,458.00
                        73-84                 110,716.00
                        85-96                 115,145.00
                        97-108                119,751.00
                       109-120                124,541.00
                       121-132                129,523.00

If the obligation to pay minimum rental hereunder commences on other than the first day of a calendar month or if the term of this Lease terminates on other than the last day of a calendar month, the minimum rental for such first or last month of the term of this Lease, as the case may be, shall be prorated based on the number of days the term of this Lease is in effect during such month. If an increase in minimum rental becomes effective on a day other than the first day of a calendar month, the minimum rental for that month shall be the sum of the two applicable rates, each prorated for the portion of the month during which such rate is in effect.

              (b)  If and only if Tenant does not exercise its election under
Section 3.1(a) to convert its minimum rental obligation to the rent schedule set forth in Section 3.1(a), then and only then shall the minimum rental hereunder be subject to adjustment as set forth in this Section 3.1(b). To the extent Tenant does not exercise such election as of the end of month 12 of the term of this Lease, then for so long as such election remains unexercised, minimum rental hereunder shall be subject to adjustment on the first anniversary of the Commencement Date, effective for months 13-24 of the term of this Lease, and on each subsequent anniversary of the Commencement Date until the expiration of the initial term of this Lease, effective for the succeeding twelve (12) months of the term of this Lease (each such anniversary being herein called an "Adjustment Date"), in accordance with the provisions of this paragraph (b). The base for computing such adjustment shall be (i) for the first such adjustment, the Consumer Price Index for All Urban Consumers, San Francisco/Oakland/San Jose Metropolitan Area, All Items (1982-84 = 100), produced by the United States Department of Labor, Bureau of Labor Statistics ("Index") which is published for the month two (2) months prior to the month in which the Commencement Date occurs and (ii) for each subsequent adjustment, the Extension Index (as hereinafter defined) used for the immediately preceding adjustment (each such Index identified in clause
(i) or (ii) of this sentence, as applicable, being hereinafter called the "Beginning Index"). If the Index which is published for the month two (2) months prior to the month in which the Adjustment Date occurs (the "Extension Index") has increased over the Beginning Index, the minimum rental payable thereafter shall be increased to an amount equal to the minimum rental in effect immediately prior to such Adjustment Date multiplied by the lesser of
(x) 1.05 or (y) a fraction, the numerator of which is equal to the sum of the Beginning Index for such Adjustment Date plus the product of 2.5 times the difference between the Extension Index for such Adjustment Date and the Beginning Index for such Adjustment Date, and the denominator of which is the Beginning Index for such Adjustment Date. If the Extension Index is not available until after the Adjustment Date, Tenant shall continue to pay the then prevailing minimum rental until the Extension Index is published, whereupon the adjustment provided in this paragraph shall be made retroactive to the Adjustment Date and any accumulated excess of the adjusted minimum rental over the amounts actually paid by Tenant since the Adjustment Date shall be paid promptly by Tenant to Landlord upon notice by Landlord to Tenant of the adjusted minimum rental. If the Index is changed so that the base year differs from the base year used as of the Commencement Date, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or substantially revised during the term of this Lease, any comparable governmental index or computation with which it is replaced (or, if none is available, any privately published index which is comparable in coverage and purpose) shall be designated by

Landlord in order to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised. Upon any adjustment of the monthly minimum rental in accordance with the provisions of this paragraph, Landlord and Tenant shall immediately execute a written acknowledgement of the new minimum rental as adjusted, which acknowledgement shall be deemed to be incorporated herein by this reference; PROVIDED, however, that any failure of one or both parties to execute and deliver such a written acknowledgement shall not limit or affect in any way the other obligations of the parties with respect to the applicable rental adjustment or any subsequent rental adjustments required under this paragraph (b).

              (c) The minimum rental amounts specified in this Section 3.1 are based upon an estimated area of 70,000 square feet for the Premises (except during months 1-12, when the estimated area of the Premises is assumed to be 35,000 square feet, reflecting the estimated area of the first phase of the build-out of interior improvements in the Premises.) If the actual area of the Premises, when completed, is greater or less than such estimated area (PROVIDED that under no circumstances shall the first phase of construction of tenant improvements for the Premises be less than 35,000 square feet), then the minimum rentals specified in Sections 3.1(a) and/or
(b), as applicable, shall be adjusted for each rental period in strict proportion to the ratio between the actual area of the Premises during the applicable period (which area shall be certified by Landlord's architect as being determined on the basis of measurement from the exterior faces of the exterior walls of the Building and from the dripline of any overhangs, and, for purposes of determining the amount of space occupied by Tenant during the first twelve months of the term of this Lease, shall be measured to the centerline of any interior demising walls) and the assumed area of 35,000 or 70,000 square feet, as applicable. If Tenant occupies more than 35,000 square feet of the Premises during any portion of the first twelve months of the term of this Lease (due to expansion, at Tenant's request, of the first phase of interior improvements, acceleration of Tenant's occupancy of the second phase of interior improvements or for any other reason), or if the actual area of the first phase of interior improvements is more than 35,000 square feet, then the minimum rental specified above for such portion of the first twelve months of the term of this Lease shall be adjusted in strict proportion to the ratio between the additional space occupied by Tenant in excess of 35,000 square feet or the actual area of the first phase of interior improvements (but in no event less than 35,000 square feet), as applicable, as determined on the basis of measurement set forth in the immediately preceding sentence hereof, and the assumed area of 35,000 square feet. If Landlord's substantial completion of the second phase of interior improvements occurs later than twelve months after the Commencement Date, then to the extent such delayed completion results from any cause other than delays attributable to acts or omissions of Tenant or its agents, employees or contractors, the minimum rentals specified in Sections 3.1(a) and/or (b), as applicable, shall be reduced, for the period from the beginning of the thirteenth month of the term of this Lease until the substantial completion and delivery by Landlord of the second phase of interior improvements, in strict proportion to the ratio between (i) the greater of the actual area of the space occupied by Tenant in the Premises or the actual area of the first phase of interior improvements, as determined in each case on the basis of measurement set forth in the second preceding sentence hereof, and (ii) the assumed area of 70,000 square feet. Measurements of building area under this paragraph shall be made initially by Landlord's architect, subject to review and approval by Tenant's architect.

              (d) The minimum rental amounts specified in Section 3.1(a) do not reflect any excess improvement costs that may be chargeable to Tenant in accordance with EXHIBIT C. If, upon completion of construction of the Premises, it is determined that there are any such excess improvement costs chargeable to Tenant in accordance with EXHIBIT C, then Tenant shall pay to Landlord as additional minimum rental for the Premises during the initial term of this Lease an amount each month equal to the amount necessary to amortize such excess improvement costs on a level payment basis over the initial term of this Lease with an imputed return at the rate of ten percent (10%) per annum. Upon determination of the amount of any additional minimum rental in accordance with the provisions of this paragraph, Landlord and Tenant shall incorporate such amount in the Acknowledgement of Lease Commencement in the form of EXHIBIT E or shall execute a separate written acknowledgement of such additional minimum rental, which acknowledgement shall be deemed to be incorporated herein by this reference; PROVIDED, however, that any failure of one or both parties to execute and deliver such a written acknowledgement shall not limit or affect in any way the other obligations of the parties with respect to the additional minimum rental (if any) due under this paragraph (d). Notwithstanding any other provisions of this Section 3.1, any additional minimum rental payable under this paragraph (d) shall NOT be subject to adjustment under Section 3.1(a), (b) or (c), regardless of any adjustments that may otherwise be appropriate for other minimum rental components under such paragraphs (a), (b) or (c).

              (e) If Tenant properly exercises its right to extend the term of this Lease pursuant to Section 2.7 hereof, the minimum rental during the first extended term shall be equal to ninety-five percent (95%) of the fair market rental value of the Premises (in "as is" condition as theretofore improved under Section 2.4 and EXHIBIT C, but without regard to any tenant improvement allowance for the extended term and without regard to the value of any improvements which were installed by Tenant at its own cost and which Tenant has the right to remove from the Premises pursuant to Article 7 hereof upon expiration of the Lease), including any cost-of-living adjustments or other rental increase provisions then customary in the relevant market for comparable commercial leases, determined as of the commencement of such extended term in accordance with this paragraph. Upon Landlord's receipt of a proper notice of Tenant's exercise of its option to extend the term of this Lease, the parties shall have sixty (60) days in which to agree on the fair market rental (including any applicable rental increase provisions) for the Premises (as theretofore improved under Section 2.4 and EXHIBIT C) at the commencement of the first extended term for the uses permitted hereunder. If the parties agree on such fair market rental and rental increase provisions (if any), they shall execute an amendment to this Lease stating the amount of the applicable minimum monthly rental and any applicable rental increase provisions. If the parties are unable to agree on such rental (including any applicable rental increase provisions) within such sixty (60) day period, then within fifteen (15) days after the expiration of such period each party, by written notice to the other party, shall appoint a real estate appraiser with at least five (5) years experience appraising similar commercial properties in the City of Pleasanton or County of Alameda. If either party fails to appoint an appraiser within the allotted time, the single appraiser appointed by the other party shall be the sole appraiser. If an appraiser is appointed by each party, the two appraisers so appointed shall appoint a third qualified appraiser within fifteen (15) days after the appointment of the later of the two appraisers to be appointed; if the two appraisers are unable to agree upon a third appraiser, either party may, upon not less than five (5) days notice to the other party, apply to the Presiding Judge of the Superior Court for the county in which the Property is located for the appointment of a third qualified appraiser. Each party shall bear the fees and charges of the appraiser appointed by such party, shall bear its own legal fees in connection with appointment of the third appraiser and shall bear one-half of any other costs of appointment of the third appraiser and of such third appraiser's fee. Each appraiser designated under this paragraph, however selected, shall be a person who has not acted for either party (or for any person or entity which controls, is controlled by or is under common control with either party) in any capacity within five (5) years prior to the date of such designation hereunder. Within thirty (30) days after the appointment of the third appraiser, a majority of the three appraisers shall set the fair market rental and any applicable rental increase provisions for the first extended term and shall so notify the parties. If a majority are unable to agree within the allotted time, each of the three appraisers at the end of such 30-day period shall submit his or her written determination of the fair market rental and any applicable rental increase provisions and (i) the three appraised fair market rentals shall be added together and divided by three and the resulting quotient shall be the fair market rental for the first extended term (except that any fair market appraisal that differs by more than 10% from the "middle" appraisal shall be disregarded and the averaging process shall be adjusted accordingly to reflect only the remaining appraisal(s)), and (ii) the applicable rental increase provision (if any) shall be equal to the mathematical average (or the nearest reasonable approximation thereto) of the two rental increase provisions that are most closely comparable, which determinations shall be binding on the parties and shall be enforceable in any further proceedings relating to this Lease.

              (f) If Tenant properly exercises its right to a second extended term of this Lease pursuant to Section 2.7 hereof, the minimum rental during such second extended term shall be determined in the same manner provided in paragraph (e) of this Section for the first extended term, except that (i) the determination shall be made as of the commencement of the second extended term and (ii) the applicable percentage of fair market rental under clause (ii) of the first sentence of paragraph (e) of this Section shall be one hundred percent (100%) rather than ninety-five percent (95%).

    3.2. LATE CHARGE. If Tenant fails to pay when due rental or other amounts due Landlord hereunder, such paid amounts shall bear interest for the benefit of Landlord at a rate equal to the lesser of fifteen percent (15%) per annum or the maximum rate permitted by law, from the date due to the date of payment. In addition to such interest, Tenant shall pay to Landlord a later charge in an amount equal to five percent (5%) of any installment of minimum rental and any other amounts due Landlord if not paid in full on or before the third (3rd) day after written notice from Landlord to Tenant that such rental or other amount is past due; PROVIDED, however, that if any payment of rent or other amounts by Tenant is more than five (5) days late and Landlord gave written notice of delinquency to Tenant prior to such payment, than for the next twelve (12) calendar months after such written notice was given, Tenant shall be liable for later charges on any further payment of rental or other amount that is not paid on or before the fifth (5th) day after such rental or other amount is due, WITHOUT any requirement of prior notice from Landlord to Tenant of such default or delinquency. Tenant acknowledges that late payment by Tenant to Landlord of rental or other amounts due hereunder will cause Landlord to incur costs not contemplated by this Lease, including, without limitation, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any loan relating to the Property. Tenant further acknowledges that it is extremely difficult and impractical to fix the exact amount of such costs and that the late charge set forth in this Section 3.2 represents a fair and reasonable estimate thereof. Acceptance of any late charge by Landlord shall not constitute a waiver of Tenant's default with respect to overdue rental or other amounts, nor shall such acceptance prevent Landlord from exercising any other rights and remedies available to it. Acceptance of rent or other payments by Landlord shall not constitute a waiver of late charges or interest accrued with respect to such rent or other payments or any prior installments thereof, nor of any other defaults by Tenant, whether monetary or non-monetary in nature, remaining uncured at the time of such acceptance of rent or other payments.

                                   4. TAXES

    4.1 PERSONAL PROPERTY. Tenant shall be responsible for and shall pay prior to delinquency all taxes and assessments levied against or by reason of (a) any and all alterations, additions and items installed or placed on the Premises and taxed as personal property rather than as real property, and (b) all personal property, trade fixtures and other property installed or placed by Tenant on or about the Property. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's payment thereof. If at any time during the term of this Lease any of said alterations, additions or personal property, whether or not belonging to Tenant, shall be taxed or assessed as part of the Property, then such tax or assessment shall be paid by Tenant to Landlord immediately upon presentation by Landlord of copies of the tax bills in which such taxes and assessments are included and shall, for the purposes of this Lease, be deemed to be personal property taxes or assessments under this Section 4.1.

    4.2. REAL PROPERTY. To the extent any real property taxes and assessments on the Premises, on any improvements therein or on the portion of the Property identified as Phase VII in the Site Plan are assessed directly to Tenant, Tenant shall be responsible for and shall pay prior to delinquency all such taxes and assessments. Upon request by Landlord, Tenant shall furnish Landlord with satisfactory evidence of Tenant's payment thereof. To the extent the Property, the Premises and/or any improvements there are taxed or assessed to Landlord following the Commencement Date, such real property taxes and assessments shall constitute Operating Expenses (as that term is defined in Section 5.2 of this Lease) and shall be paid in accordance with the provisions of Article 5 of this Lease.

    4.3 CHALLENGE TO ASSESSMENT. Notwithstanding any other provision of this Article 4:

             (a) If Tenant requests by written notice to Landlord that Landlord challenge or contest the amount of any real or personal property taxes or assessments which are levied generally against Landlord and/or the Property and which are relevant to the determination of real or personal property taxes for which Tenant is liable under this Article 4 or under
Article 5 (which notice shall include a specification, with all reasonable supporting information, of the basis on which Tenant believes that there is a reasonable basis for such challenge or contest), and if Landlord agrees that there is a reasonable basis for such challenge or contest, then Landlord shall initiate and pursue such a challenge or contest, diligently and with commercially reasonable efforts, at Landlord's sole cost and expense (except as otherwise provided below and subject to the possible application of the provisions of Article 5 hereof with respect to such expense). If Landlord's challenge or contest results in a net recovery of any previously paid taxes (after Landlord first deducts and retains from any such recovery, as a reimbursement to Landlord, the amount of the costs and expenses reasonably incurred by Landlord to obtain the recovered amounts, except to the extent Landlord has previously elected or then elects, in Landlord's reasonable discretion, to treat such expenses as Operation Expenses under Article 5 hereof), Landlord shall pay such net recovery to Tenant in proportion to the extent Tenant initially bore the economic burden of the recovered amounts, and shall retain such net recovery in proportion to the extent the economic burden of the recovered amounts was initially borne by Landlord or by any other tenant other than Tenant.

             (b) If Landlord fails to challenge or contest any real or personal property taxes or assessments following a request by Tenant under
Section 4.3(a) above, or if Section 4.3(a) is inapplicable because the real or personal property taxes or assessments in question are assessed directly against Tenant or its property rather than being assessed generally against Landlord or the Property, then Tenant shall have the right to challenge or contest, at Tenant's sole cost and expense (except as otherwise provided below), the amount of any such real or personal property taxes or assessments relevant to the determination of real or personal property taxes for which Tenant is liable under this Article 4 or under Article 5, PROVIDED that as a condition of its exercise of such right, Tenant shall indemnify, defend and hold Landlord and the Property harmless from and against any and all fines, penalties, late charges, liens, tax sales and other adverse consequences arising out of or in connection with such challenge or contest by Tenant or arising out of or in connection with the taxes and assessments which are the subject thereof, and shall take all steps reasonably necessary and prudent to prevent any liens (other than the normal liens for non-delinquent real and personal property taxes), tax sales and other enforcement proceedings from arising with respect to the Property as a result of Tenant's challenge or contest. If Tenant's challenge or contest results in a net recovery of any previously paid taxes (after Tenant first deducts and retains from any such recovery, as a reimbursement to Tenant, the amount of the costs and expenses reasonably incurred by Tenant to obtain the recovered amounts), Tenant shall be entitled to retain such net recovery in proportion to the extent Tenant initially bore the economic burden of the recovered amounts, and shall pay such net recovery over to Landlord in proportion to the extent the economic burden of the recovered amounts was initially borne by Landlord or by any other tenant other than Tenant.

                             5. OPERATING EXPENSES

    5.1      PAYMENT OF OPERATING EXPENSES.

             (a) Tenant shall pay to Landlord, at the time and in the manner hereinafter set forth, as additional rental, an amount equal to twelve and four hundredths percent (12.04%) ("Tenant's Building Operating Cost Share") and twelve and eighty-eight hundredths percent (12.88%) ("Tenant's Land Operating Cost Share"), as applicable, of the Operating Expenses defined in Section 5.2; PROVIDED, however, that upon substantial completion of the second phase of improvements in the Premises (at which time Tenant will occupy the entire Building), Tenant's Building Operating Cost Share shall increase to twenty-four and eight hundredths percent (24.08%) and Tenant's Land Operating Cost Share shall increase to twenty-five and seventy-five hundredths percent (25.75%), assuming a final area of 70,000 square feet for the entire Building (measured in accordance with Section 3.1(b)). Tenant's Land Operating Cost Share shall be applicable in determining Tenant's share of (x) the taxes, assessments and other expenses described in clause (iii) of Section 5.2 (excluding personal property taxes and the portion of real property taxes, assessments and similar items allocable to buildings or improvements, as opposed to land), and (y) assessments and dues described in clause (vi) of
Section 5.2 and payable to the Hacienda Business Park Owners' Association or otherwise payable under the governing covenants, conditions and restrictions for the Hacienda Business Park, including (but not limited to) the Master Declaration as defined in Section 15.4 hereof. Tenant's Building Operating
Cost Share shall be applicable in determining Tenant's share of all other Operating Expenses, including (but not limited to), under Section 5.2(iii), personal property taxes and the portion of real property taxes, assessments and similar items allocable to buildings or improvements, as opposed to land.

             (b) Tenant's Building Operating Cost Share and Land Operating Cost Share as specified in paragraph (a) of this Section are based upon an estimated area of 35,000 square feet for the Premises (that being the portion anticipated to be built out as the first phase of interior improvements and occupied by Tenant during the first twelve months of the term) and upon an estimated aggregate area of 290,586 square feet for the buildings to be owned by Landlord on the Property as of the Commencement Date. If the actual area of the first phase of interior improvements or of the entire Building (when completed), as determined on the basis of measurement set forth in Section 3.1(c) hereof, or the gross square footage of any of the other buildings on the Property (as determined in good faith by Landlord's architects in accordance with whatever basis of measurement is applied by Landlord in good faith in determining Operating Expense shares for tenants of such additional building pursuant to the terms of their leases), differs from the assumed numbers set forth above (PROVIDED that the first phase shall in no event be less than 35,000 square feet), or when Tenant occupies more than 35,000 square feet of the Premises as contemplated in Section 3.1(c) and EXHIBIT C, then Tenant's Building Operating Cost Share and Tenant's Land Operating
Cost Share shall be adjusted to reflect the actual areas so determined and so occupied by Tenant.

             (c) Tenant's Land Operating Cost Share as specified in paragraph (a) of this Section is based upon an estimated area of 4.979 acres for the portion of the Property designated as Phase VII on the Site Plan and a surveyed area of 19.339 acres for the entire Property. If the boundaries of the Phase VII land area (which is intended to be the land area reasonably allocable to the Building and its users, albeit on a nonexclusive basis) are changed at any time by mutual agreement of Landlord and Tenant, or if the actual area of Phase VII is determined to be greater or smaller than 4.979 acres, then Tenant's Land Operating Cost Share shall be adjusted accordingly.

             (d) If Landlord actually receives (and is not required to pay over to The Prudential Insurance Company of America), during the term of this Lease, any refund of real property taxes or assessments with respect to the Property and such refund is attributable or allocable in whole or in part to taxes or assessments paid during any period of time during which Tenant was paying a share of real property taxes and assessments on the Property or any portion thereof pursuant to this Lease, then the portion of such refund received by Landlord that is fairly allocable to the amounts actually paid by Tenant for such real property taxes and assessments during any portion of the refund period shall be applied as a credit against Tenant's remaining Operating Expense obligations under this Lease and, to the extent such credit exceeds the total amount of Tenant's remaining Operating Expense obligations under this Lease, shall be refunded in cash by Landlord to Tenant concurrently with the final reconciliation of Tenant's Operating Expense obligations under this Lease.

    5.2. DEFINITION OF OPERATING EXPENSES. Subject to the exclusions and provisions hereinafter contained, the term "Operating Expenses" shall mean the total costs and expenses incurred by or allocable to Landlord for management, operation and maintenance of the Property and the buildings and other improvements thereon, including, without limitation, the following costs and expenses:

             (i) insurance, property management, landscaping and operations, repairs and maintenance of buildings and Common Areas, EXCEPT that property management expenses shall be excluded to the extent they exceed two percent (2%) of minimum rent;

             (ii)   all utilities and services;

             (iii) real and personal property taxes and assessments or substitutes therefor, including (but not limited to) any possessory interest, use, business, license or other taxes or fees, any taxes imposed directly on rents or services, any assessments or charges for police or fire protection, housing, transit, open space, street or sidewalk construction or maintenance or other similar services from time to time by any governmental or quasi-governmental entity, and any other new taxes on landlords in addition to taxes now in effect, but EXCLUDING
    (aa) fees, exactions and taxes imposed as a condition to the issuance of any entitlements or building permits related to the Property and (bb) gift taxes, inheritance taxes, transfer taxes and net income taxes of Landlord;

             (iv) supplies, equipment, utilities and tools used in management, operation and maintenance of the Property;

             (v) capital improvements to the Property or the buildings and other improvements thereon, amortized over the reasonable useful life of the applicable improvement, (aa) which reduce or will cause future reduction of other items of Operating Expenses for which Tenant is otherwise required to contribute (PROVIDED that the amortizable costs for this category of improvement shall be limited to the amount of the reasonably estimated savings to be produced thereby), or (bb) which are required by law, ordinance, regulation or order of any governmental authority, or (cc) of which Tenant has use or which benefit Tenant (PROVIDED that amortizable improvements under this category shall be limited to those which are approved in writing by Tenant or which are merely a reasonably necessary repair or replacement of an existing improvement with one of like kind and quality, in which event no such approval by Tenant shall be required; and PROVIDED FURTHER that Tenant's obligation with respect to any amortization of capital expenditures under this Section 5.2(v) shall terminate on the earlier of (x) the expiration of the term of this Lease or (y) the next date as of which minimum rental under this Lease is adjusted or reset to a new rental based on fair market rental value (excluding, however, any CPI-based or stepped adjustments pursuant to Section 3.1(a) or (b) or pursuant to a prior fair market rental determination)); and

             (vi) any other costs (including, but not limited to, any parking or utilities fees or surcharges) allocable to or paid by Landlord, as owner of the Property or the buildings and other improvements thereon, pursuant to any applicable laws, ordinances, regulations or orders of any governmental or quasi-governmental authority or pursuant to the terms of any declarations of covenants, conditions and restrictions now or hereafter affecting the Property.

The destination between items of ordinary operating maintenance and repair and items of a capital nature shall be made in accordance with generally accepted accounting principles applied on a consistent basis. Notwithstanding any other provisions of this Section 5.2, Operating Expenses shall NOT include any of the following:

             (A) any costs attributable to the work for which Landlord is required to pay under Section 2.4 or EXHIBIT C;

             (B) that portion of any Operating Expenses (other than Operating Expenses to which Tenant's Land Operating Expense Share is applicable) that is fairly allocable to any undeveloped portion of the Property, until such time as the building(s) and improvements on such portion of the property have been substantially completed and such portion of the Property is properly includable in determining Tenant's Building Operating Cost Share under Section 5.1(b) hereof;

             (C) that cost to repair damage caused by (i) fire, earthquake or other peril, or (ii) the negligence of Landlord, its agents, employees or contractors, or any other tenants of the Property or their respective agents, employees, contractors or invitees;

             (D) costs associated with procurement of new tenants, preparation of their spaces and enforcement of their leases, including (but not limited to) brokerage commissions, tenant improvement costs, and attorneys' fees;

             (E) the cost of maintenance and repair of structural elements of the buildings located on the Property from time to time;

             (F) the cost to repair any defects in design, construction or equipment for any building located on the Property from time to time, to the extent resulting from or attributable to work undertaken by Landlord or by its contractors on Landlord's behalf

    (including, but not limited to, costs to correct any building code violations caused by or attributable to Landlord's work);

             (G) the cost to investigate and/or remediate any contamination by hazardous or toxic substances or wastes, except to the extent caused by Tenant or its agents, employees or contractors; or

             (H) the cost to correct any violation of any declaration of covenants, conditions and restrictions applicable to the Property, except to the extent such violation is caused by Tenant or its agents, employees or contractors.

    5.3. DETERMINATION OF OPERATING EXPENSES. On or before the Commencement Date and during the last month of each calendar year of the term of this Lease ("Lease Year"), or as soon thereafter as practical, Landlord shall provide Tenant notice of Landlord's estimate of the Operating Expenses for the ensuing Lease Year or applicable portion thereof. On or before the first day of each month during the ensuing Lease Year or applicable portion thereof, beginning on the Commencement Date, Tenant shall pay to Landlord Tenant's Land Operating Cost Share or Tenant's Building Operating Cost Share, as applicable, of the portion of such estimated Operating Expenses allocable (on a prorata basis) to such month; provided, however, that if such notice is not given in the last month of a Lease Year, Tenant shall continue to pay on the basis of the prior year's estimate, if any, until the month after such notice is given. If at any time or times it appears to Landlord that the actual Operating Expenses will vary from Landlord's estimate by more than five percent (5%), Landlord may, by notice to Tenant, revise its estimate for such year and subsequent payments by Tenant for such year shall be based upon such revised estimate.

     5.4. FINAL ACCOUNTING FOR LEASE YEAR. Within ninety (90) days after the close of each Lease Year, or as soon after such 90-day period as practicable, Landlord shall deliver to Tenant a statement of Tenant's Land Operating Cost Share and Tenant's Building Operating Cost Share, as applicable, of the Operating Expenses for such Lease Year prepared by Landlord from Landlord's books and records, which statement shall be final and binding on Landlord and Tenant, except as otherwise provided herein. Notwithstanding any other provisions of this Section 5.4, Tenant shall have the right to audit or review, directly or through its designated representative, Landlord's books and records relating to Operating Expenses for any period subject to the following conditions: Such right shall be exercisable only by written request to Landlord within 180 days after Tenant's receipt from Landlord of a statement of actual Operating Expenses, shall be limited to the period covered by such statement, and shall be exercisable only during normal business hours, on not less than ten (10) days prior written notice to Landlord, and at Tenant's sole cost and expense, except as hereinafter provided. To the extent that Tenant, following any such review or audit, disputes any item in the applicable statement or in the calculation of Tenant's obligations thereunder, Tenant shall give Landlord written notice of the disputed items, in reasonable detail and with reasonable supporting information, and Landlord and Tenant shall negotiate diligently and in good faith to try to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute within thirty (30) days after Landlord's receipt of Tenant's written notice specifying the disputed items, then either party may elect, by written notice to the other, to have the dispute resolved through a review and determination by an independent Certified Public Accountant who has not previously rendered professional services to either party. Such review and determination by the independent
CPA shall be based on generally accepted accounting principles and tax accounting principles, consistently applied. The independent CPA shall be selected by mutual agreement of Landlord and Tenant; if they are unable to agree on such selection within twenty (20) days after a party's notice of desire to submit the dispute to a CPA review, then the independent CPA shall be appointed by the Presiding Judge of the Alameda County Superior Court upon application by either party (with notice to the other party). If it is determined, on the basis of Landlord's statement or by mutual agreement of Landlord and Tenant or by independent CPA review, as applicable, that Tenant owes an amount that is more or less than the estimated payments previously made by Tenant for the applicable period, then Tenant or Landlord, as the case may be, shall pay the deficiency or overpayment to the other party within thirty (30) days after final determination of such underpayment or overpayment. The expenses of the independent CPA, if any, shall be borne by Tenant unless the CPA's determination reflects an overstatement or overpayment of five percent (5%) or more in Tenant's obligation for Operating Expenses for the applicable period, in which event the expenses of the independent CPA shall be borne by Landlord. Each party agrees to maintain the confidentiality of the findings of any audit or review in accordance with the provisions of this Section 5.4. Failure or inability of Landlord to deliver the annual statement within such ninety (90) day period shall not impair or constitute a waiver of Tenant's obligation to pay Operating Expenses, or cause Landlord to incur any liability for damages.

     5.5. PRORATION. If the Commencement Date falls on a day other than the first day of a Lease Year or if this Lease terminates on a day other than the last day of a Lease Year, the amount of Tenant's Land Operating Cost Share and Tenant's Building Operating Cost Share, as applicable, payable by Tenant with respect to such first or last partial Lease Year shall be prorated on the basis which the number of days during such Lease year in which this Lease is in effect bears to 365. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Section
5.4 to be performed after such termination.

                                6. UTILITIES

     6.1. PAYMENT - Commencing with the Commencement Date and thereafter throughout the term of this Lease, Tenant shall pay, before delinquency, all charges for water, gas, heat, light, electricity, power, sewer, telephone, alarm system, janitorial and other services or utilities supplied to or consumed in or upon the Premises, including any taxes on such services and utilities. In connection with the impending deregulation of the supply of electrical power in California, Tenant shall have the right to designate or select the service provider for electrical power to be supplied to the Building (but not to the Common Areas, as to which any such designation or selection shall be made by Landlord alone).

     6.2. INTERRUPTION. There shall be no abatement of rent or other charges required to be paid hereunder and Landlord shall not be liable in damages or otherwise for interruption or failure of any service or utility furnished to or used in the Premises because of accident, making of repairs, alterations or improvements, severe weather, difficulty or inability in obtaining services or supplies, labor difficulties or any other cause. Notwithstanding the foregoing provisions of this Section 6.2, however, in the event of any interruption or failure of any service or utility to the Premises which is caused in whole or in part by the negligence or willful misconduct of Landlord or its agents or employees, which continues for more than 48 hours and which materially impairs Tenant's ability to use the Premises for their intended purpose hereunder, then Tenant's rental obligations under this Lease shall be abated in proportion to the extent of the proportional fault of Landlord and its agents and employees and in proportion to the degree of impairment of Tenant's use of the Premises, and such abatement shall be retroactive to the commencement of the interruption or failure and shall continue until Tenant's use of the premises is no longer materially impaired thereby.

                                7. ALTERATIONS

     7.1. RIGHT TO MAKE ALTERATIONS. Tenant shall make no alterations, additions or improvements to the Premises, other than interior non-structural alterations costing less than Fifty Thousand Dollars ($50,000.00) in each instance, without the prior written consent of Landlord. All such alterations, additions and improvements shall be completed with due diligence in a first-class workmanlike manner, in compliance with plans and specifications approved in writing by Landlord and in compliance with all applicable laws, ordinances, rules and regulations. All such alterations, additions and improvements shall be performed solely by a licensed and bonded general contractor approved by Landlord, and Landlord shall be named as an additional insured on such contractor's bond. Landlord may also, at its election, require Tenant to furnish to Landlord, at Tenant's sole cost and expense, a lien and completion bond in an amount equal to one and one-half times the estimated cost of any such work, to ensure completion of the work and to protect Landlord against any liens or claims relating thereto. If Tenant wishes to know in advance whether it will be required to remove any specific alteration, addition or improvement upon termination of this Lease, as contemplated in Section 7.2 hereof, then Tenant shall make an express written request for such a determination by Landlord at the time Tenant requests Landlord's approval of the applicable alteration, addition or improvement; if Tenant makes such a written request and Landlord does not, in response thereto, advise Tenant that Landlord intends to require (or at least to reserve the right to require) the removal of the applicable alteration, addition or improvement upon expiration of this Lease, then Landlord shall not be entitled to request such removal, notwithstanding any contrary provisions in Section 7.2 hereof.

    7.2. TITLE TO ALTERATIONS. All alterations, additions and improvements installed in, on or about the Premises shall be part of the Building and the property of Landlord, unless Landlord elects to require Tenant to remove the same upon the termination of this Lease; PROVIDED, however, that (a) the foregoing shall not apply to Tenant's movable furniture and trade fixtures not affixed to the Property, and (b) Tenant shall not under any circumstances be required to remove any of the improvements constructed by Landlord pursuant to Section 2.4 and EXHIBIT C.

    7.3. TENANT FIXTURES. Notwithstanding the provisions of Sections 7.1 and 7.2, Tenant may install, remove and reinstall trade fixtures without Landlord's prior written consent, except that any fixtures which are affixed to the Premises or which affect the exterior or structural portions of the Building shall require Landlord's written approval. The foregoing shall apply to Tenant's signs, logos and insignia, all of which Tenant shall have the right to place and remove and replace subject only to (a) Landlord's prior written consent as to location, size and composition and (b) compliance with all applicable legal requirements and all applicable covenants, conditions and restrictions. It is the intention of the parties that Tenant shall have signage rights on the Building consistent with Hacienda Business Park Owners' Association requirements, applicable City requirements and applicable covenants, conditions and restrictions, and that Landlord's approval with respect to any signage proposed by Tenant that meets the foregoing criteria shall not be unreasonably withheld or delayed. In addition to Building signage, Tenant shall have exclusive rights to use a monument sign to be installed by Landlord at the entrance to the Building off of Coronado Avenue, PROVIDED that (i) such sign shall be subject to Hacienda Business Park Owners' Association requirements, applicable City requirements and applicable covenants, conditions and restrictions, (ii) such sign shall be subject to Landlord's written consent (not unreasonably withheld or delayed) as set forth above, and (iii) such sign shall be charged against the tenant improvement allowance for Landlord's work under Section 2.4 and EXHIBIT C or, to the extent not so charged, shall be paid by Tenant to Landlord in cash, as Tenant's sole cost and expense, within thirty (30) days after written request by Landlord to Tenant (accompanied by reasonably detailed supporting information regarding the costs for which such payment or reimbursement is being claimed). Tenant shall immediately repair any damage caused by installation and removal of fixtures by Tenant or its employees, agents or contractors under this Section 7.3.

    7.4. NO LIENS. Tenant shall at all times keep the Premises free from all liens and claims of any contractors, subcontractors, materialmen, suppliers or any other parties employed either directly or indirectly by Tenant in construction work on or about the Premises. Tenant may contest any claim of lien, but only if, prior to such contest, Tenant either (i) posts security in the amount of the claim, plus estimated costs and interest, or
(ii) records a bond of a responsible corporate surety in such amount as may be required to release the lien from the Premises. Tenant shall indemnify, defend and hold Landlord harmless against any and all liability, loss, damage, cost and other expenses, including, without limitation, reasonable attorneys' fees, arising out of claims of any lien for work performed or materials or supplies furnished at the request of Tenant or persons claiming under Tenant.

                           8. MAINTENANCE AND REPAIRS

    8.1.     LANDLORD'S WORK.

             (a) Landlord shall repair and maintain or cause to be repaired and maintained the Common Areas of the Property and the roof, exterior walls and other structural portions of the Building. The cost of all work performed by Landlord under this Section 8.1(a) shall be an Operating Expense hereunder, except to the extent such work (i) is required due to the negligence or willful misconduct of Landlord or its agents or employees, of any other tenant of the Property other than Tenant or of the agents, employees or invitees of any such other tenant, (ii) is a service to a specific tenant or tenants, other than Tenant, for which Landlord has received or has the right to receive full reimbursement, (iii) is a capital expense not includible as an Operating Expense under Section 5.2 hereof, (iv) is otherwise expressly excluded from the definition of Operating Expenses under Section 5.2 hereof, or (v) is required due to the negligence or willful misconduct of Tenant or its agents, employees or invitees (in which event Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section 10.6 hereof, subject to the release set forth in Section 10.4 hereof). Tenant knowingly and voluntarily waives the right to make repairs at Landlord's expense, or to offset the cost thereof against rent, under any law, statute, regulation or ordinance now or hereafter in effect.

             (b) Notwithstanding any contrary provisions of Section 8.1(a) hereof or of any other provision of this Lease, to the extent a substantially complete replacement (as opposed to ordinary or routine maintenance or repair) is required from time to time with respect to the roof or major building systems (HVAC, plumbing, electrical and mechanical systems) of the Building, or with respect to the parking or driveway areas or other portions of the Common Areas of the Property, Landlord shall perform such replacement when and as reasonably required. To the extent such replacement is required as a result of defective design, construction, installation or materials, or as a result of the negligence or willful misconduct of Landlord or its agents or employees, or as a result of the negligence or willful misconduct of any other tenant of the Property other than Tenant or of any such other tenant's agents, employees or invitees, such replacement shall be at Landlord's sole cost and expense, subject to any rights of reimbursement Landlord may have against contractors, suppliers, other tenants or other third parties. To the extent such replacement is required as a result of the negligence or willful misconduct of Tenant or its agents, employees or invitees, Tenant shall bear the full cost of such work pursuant to the indemnification provided in Section
10.6 hereof, subject to the release set forth in Section 10.4 hereof. To the extent such replacement is required as a result of casualty or condemnation, the provisions of Article 13 hereof shall be controlling. To the extent such replacement is required due to ordinary wear and tear or obsolescence, the cost of such replacement shall be amortized by Landlord over the useful life of the replacement improvement or system and either (i) in the case of replacement of the roof or a major building system of the Building, Tenant shall reimburse to Landlord, as additional rent and not as an Operating Expense, on a monthly basis or at other regular intervals as reasonably requested by Landlord, the entire amortized cost of such replacement allocable to the period of time from the date of replacement until the earlier of (x) the expiration of the term of this Lease or (y) the next date as of which minimum rental under this Lease is adjusted or reset to a new rental based on fair market rental value (excluding, however, any CPI-based or stepped adjustments pursuant to Section 3.1(a) or (b) or pursuant to a prior fair market rental determination), or (ii) in the case of replacement of parking or driveway areas or other portions of the Common Areas, the amortized cost of such replacement shall be recoverable by Landlord as an Operating Expense pursuant to Section 5.2(v)(cc) hereof.

    8.2.     TENANT'S OBLIGATION FOR MAINTENANCE.

             (a) GOOD ORDER, CONDITION AND REPAIR. Subject to the provisions of Section 2.4 hereof, by accepting possession of the Premises (excluding any portion thereof in which interior improvements have not been completed as a result of the phased construction of such interior improvements) on the Commencement Date, Tenant shall be deemed to acknowledge that the Premises (or the applicable initial portion thereof) are then in good and sanitary order, condition and repair. Except as provided in Section
8.1 hereof, Tenant at its sole cost and expense shall keep and maintain in good and sanitary order, condition and repair the Premises and every part thereof, wherever located, including but not limited to the signs, interior, ceiling, electrical system, plumbing system, telephone and communications systems, HVAC equipment and related mechanical systems serving the Premises (for which equipment and systems Tenant shall enter into a service contract with a person or entity designated or approved by Landlord), all doors, door checks, windows, plate glass, door fronts, utility facilities, fixtures, lighting, wall surfaces, floor surfaces and ceiling surfaces and all other interior repairs, foreseen and unforeseen, as required.

             (b) LANDLORD'S REMEDY. If Tenant, after notice from Landlord, fails to make or perform promptly any repairs or maintenance which are the obligation of Tenant hereunder, Landlord shall have the right, but shall not be required, to enter the Premises and make the repairs or perform the maintenance necessary to restore the Premises to good and sanitary order, condition and repair. Immediately on demand from Landlord, the cost of such repairs shall be due and payable by Tenant to Landlord.

             (c) CONDITION UPON SURRENDER. At the expiration or sooner termination of this Lease, Tenant shall surrender the Premises, including any additions, alterations and improvements thereto, broom clean, in good and sanitary order, condition and repair, ordinary wear and tear excepted, first, however, removing all goods and effects of Tenant and all fixtures and items required to be removed or specified to be removed at Landlord's election pursuant to this Lease, and repairing any damage caused by such removal. Tenant expressly waives any and all interest in any personal property and trade fixtures not removed from the Premises by Tenant at the expiration or termination of this Lease, agrees that any such personal property and trade fixtures may, at Landlord's election, be deemed to have been abandoned by Tenant, and authorizes Landlord (at its election and without prejudice to any other remedies under this Lease or under applicable law) to remove and either retain, store or dispose of such property at Tenant's cost and expense, and Tenant waives all claims against Landlord for any damages resulting from any such removal, storage, retention or disposal.

                             9. USE OF PREMISES

    9.1. PERMITTED USE. Tenant may use the Premises solely for office and administrative purposes, production of payroll checks, light assembly of products, storage, non-retail marketing and sales demonstrations and training classes, and for no other purpose without the prior written consent of Landlord.

    9.2.     [Omitted.]

    9.3. NO NUISANCE. Tenant shall not use the Premises for or carry on or permit upon the Premises or any part thereof any offensive, noisy or dangerous trade, business, manufacture, occupation, odor or fumes, or any nuisance or anything against public policy, nor interfere with the rights or business of any other tenants or of Landlord in or about the Property, nor commit or allow to be committed any waste in, on or about the Premises, nor make any other unreasonable use of the Premises. Tenant shall not do or permit anything to be done in or about the Premises, nor bring nor keep anything therein, which will in any way cause the Premises to be uninsurable with respect to the insurance required by this Lease or with respect to standard fire and extended coverage insurance with vandalism, malicious mischief and riot endorsements.

    9.4. COMPLIANCE WITH LAWS. Tenant shall not use the Premises or permit the Premises to be used in whole or in part for any purpose or use that is in violation of any applicable laws, ordinances, regulations or rules of any governmental agency or public authority. Tenant shall keep the Premises equipped with all safety appliances required by law, ordinance or insurance on the Premises, or any order or regulation of any public authority because of Tenant's particular use of the Premises. Tenant shall procure all licenses and permits required for Tenant's use of the Premises. Tenant shall use the Premises in strict accordance with all applicable ordinances, rules, laws and regulations and shall comply with all requirements of all governmental authorities now in force or which may hereafter be in force pertaining to the use of the Premises by Tenant, including, without limitation, regulations applicable to noise, water, soil and air pollution, and making such nonstructural alterations and additions thereto as may be required from time to time by such laws, ordinances, rules, regulations and requirements of governmental authorities or insurers of the Premises (collectively, "Requirements") because of Tenant's construction of improvements in or other particular use of the Premises. Any structural alterations or additions required from time to time by applicable Requirements because of Tenant's construction of improvements in or other particular use of the Premises shall, at Landlord's election, either (i) be made by Tenant, at Tenant's sole cost and expense, in accordance with the procedures and standards set forth in Section 7.1 for alterations by Tenant, or (ii) be made by Landlord at Tenant's sole cost and expense, in which event Tenant shall pay to Landlord as additional rent, within ten (10) days after demand by Landlord, an amount equal to all costs incurred by Landlord in connection with such alterations or additions. The judgment of any court, or the admission by Tenant in any proceeding against Tenant, that Tenant has violated any law, statute, ordinance or governmental rule, regulation or requirement shall be conclusive of such violation as between Landlord and Tenant.

    9.5. LIQUIDATION SALES. Tenant shall not conduct or permit to be conducted any auction, bankruptcy sale, liquidation sale, or going out of business sale, in, upon or about the

Premises or the Property, whether said auction or sale be voluntary, involuntary or pursuant to any assignment for the benefit of creditors, or pursuant to any bankruptcy or other insolvency proceeding.

    9.6. ENVIRONMENTAL MATTERS. Without limiting the generality of Tenant's obligations set forth in Section 9.4 of this Lease:

             (a) Tenant shall not cause or permit any hazardous or toxic substance or hazardous waste (as defined in any federal, state or local law, ordinance or regulation applicable to such substances or wastes) to be brought upon, kept, stored or used on or about the Property without the prior written consent of Landlord; PROVIDED, however, that nothing in this paragraph (a) shall prohibit Tenant from using ordinary office and cleaning products and other materials reasonably necessary for the conduct of Tenant's business for the permitted uses described in Section 9.1 hereof, regardless of whether such materials constitute hazardous or toxic substances or hazardous wastes, so long as Tenant provides Landlord with prior or concurrent written notice of such use and complies with the requirements of paragraphs (b) and (c) hereof with respect to such use;

             (b) Tenant shall comply with all applicable laws, rules, regulations, orders, permits, licenses and operating plans of any governmental authority with respect to the receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of hazardous or toxic substances or wastes in the course of or in connection with the conduct of Tenant's business on the Property, and shall provide Landlord with copies of (x) any and all permits, licenses, registrations and other similar documents that authorize Tenant to conduct any such activities in connection with Tenant's use of the Property and (y) any and all notices and written communications actually given by Tenant to or received by Tenant from, or required by law to be given by Tenant to, regulatory authorities in connection with such activities in the course of Tenant's use of the Property;

             (c) Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) any failure by Tenant to comply with any provisions of subparagraph (a) or (b) above, or (ii) any receipt, use, handling, generation, transportation, storage, treatment, release and/or disposal of any hazardous or toxic substances or wastes on or about the Property in connection with Tenant's use or occupancy of the Property or as a result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant;

             (d) Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, damages, liabilities, costs, legal fees and expenses of any sort arising out of or relating to (i) the presence on the Property of any hazardous or toxic substances or wastes present on the Property as of the Commencement Date (other than as a result of any intentional or negligent acts or omissions of Tenant or of any agent or employee of Tenant), and/or (ii) any unauthorized release into the environment of hazardous or toxic substances or wastes to the extent such release results from the negligence of or willful misconduct or omission by Landlord or its agents or employees; and

             (e) The provisions of this Section 9.6 shall survive the termination of this Lease.

                             10. INSURANCE AND INDEMNITY

    10.1.    INSURANCE.

             (a) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, commercial general liability insurance to protect against any liability to the public, or to any invitee of Tenant, arising out of or related to the use of or resulting from any accident occurring in, upon or about the Premises, with limits of liability of not less than (i) One Million Dollars ($1,000,000.00) for injury to or death of one person, (ii) Three Million Dollars ($3,000,000.00) for personal injury or death, per occurrence, and (iii) Five Hundred Thousand Dollars ($500,000.00) for property damage, or a combined single limit of bodily injury and property damage insurance of not less than Five Million Dollars ($5,000,000.00). Such insurance shall name Landlord and its general partners as additional insureds thereunder. The amount of such insurance shall not be construed to limit any liability or obligation of Tenant under this Lease.

             (b) Landlord shall procure and maintain in full force and effect at all times during the term of this Lease, at Landlord's cost and expense (but reimbursable as an Operating Expense under Section 5.2 hereof), fire and "all risk" extended coverage property damage insurance for the Building and for the improvements in the Common Areas of the Property on a full replacement cost basis, with rental loss insurance. Such insurance may include earthquake coverage to the extent Landlord in its discretion elects to carry such coverage, and shall have such commercially reasonable deductibles and other terms as Landlord in its discretion determines to be appropriate. Landlord shall have no obligation to carry property damage insurance for any alterations, additions or improvements installed by Tenant on or about the Premises. Tenant shall have no obligation to reimburse or compensate Landlord for the "deductible" portion of any insured losses, except to the extent either (i) such losses result from the negligence or willful misconduct of Tenant or its agents, employees or invitees (as contemplated in Section 8.1(a)(v) and/or Section 10.6 hereof, but subject to the release set forth in Section 10.4 hereof), or (ii) Tenant elects to pay repair or restoration costs under Section 13.1 hereof in order to avoid a termination of this Lease under certain circumstances as specified in such
Section 13.1.

             (c) Tenant shall procure and maintain in full force and effect at all times during the term of this Lease, at Tenant's cost and expense, fire and "all risk" extended coverage property damage insurance for all alterations, additions and improvements installed by Tenant from time to time on or about the Premises (excluding, however, Tenant's trade fixtures, equipment and personal property, as to which Tenant has no insurance obligation hereunder), on a full replacement cost basis. Such insurance may have such commercially reasonable deductibles and other terms as Tenant in its discretion determines to be appropriate.

    10.2. QUALITY OF POLICIES AND CERTIFICATES. All policies of insurance required hereunder shall be issued by responsible insurers and shall be written as primary policies not contributing with and not in excess of any coverage that Landlord may carry. Tenant shall deliver to Landlord copies of policies or certificates of insurance showing that said policies are in effect. The coverage provided by such policies shall include the clause or endorsement referred to in Section 10.4. If Tenant fails to acquire, maintain or renew any insurance required to be maintained by it under this Article 10 or to pay the premium therefor, then Landlord, at its option and in addition to its other remedies, but without obligation so to do, may procure such insurance, and any sums expended by it to procure any such insurance shall be repaid upon demand, with interest as provided in Section 3.2 hereof. Tenant shall obtain written undertakings from each insurer under policies required to be maintained by it to notify all insureds thereunder at least thirty (30) days prior to cancellation, amendment or revision of coverage.

     10.3. WORKERS' COMPENSATION. Tenant shall maintain in full force and effect during the term of this Lease workers' compensation insurance covering all of Tenant's employees working on the Premises.

     10.4. WAIVER OF SUBROGATION. Notwithstanding anything to the contrary contained in this Lease, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant each waive any right to recover against the other (i) damage to property, (ii) damage to the Property or any part thereof, or (iii) claims arising by reason of any of the foregoing, but only to the extent that any of the foregoing damages and claims under subparts (i)-(iii) hereof are covered, and only to the extent of such coverage, by insurance actually carried or required to be carried hereunder by either Landlord or Tenant. This provision is intended to waive fully, and for the benefit of each party, any rights and claims which might give rise to a right of subrogation in any insurance carrier. Each party shall procure a clause or endorsement on any policy required under this Article 10 denying to the insurer rights of subrogation against the other party to the extent rights have been waived by the insured prior to the occurrence of injury or loss. Coverage provided by insurance maintained by Tenant under this Article 10 shall not be limited, reduced or diminished by virtue of the subrogation waiver herein contained.

     10.5. INCREASE IN PREMIUMS. Tenant shall do all acts and pay all expenses necessary to insure that the Premises are not used for purposes prohibited by any applicable fire insurance, and that Tenant's use of the Premises complies with all requirements necessary to obtain any such insurance. If Tenant uses or permits the Premises to be used in a manner which increases the existing rate of any insurance on the Premises carried by Landlord, Tenant shall pay the amount of the increase in premium caused thereby, and Landlord's costs of obtaining other replacement insurance policies, including any increase in premium, within ten (10) days after demand therefor by Landlord.

     10.6.   INDEMNIFICATION.

             (a) Tenant shall indemnify, defend and hold Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Landlord or which Landlord may pay or incur by reason of the use, occupancy and enjoyment of the Property by Tenant or any invitees, sublessees, licensees, assignees, employees, agents or contractors of Tenant or holding under Tenant from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents, employees or contractors. Landlord, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors shall not be liable for, and Tenant hereby waives all claims against such persons for, damages to goods, wares and merchandise in or upon the Property, or for injuries to Tenant, its agents or third persons in or upon the Property, from any cause whatsoever other than negligence or willful misconduct or omission by Landlord, its agents, employees or contractors. Tenant shall give prompt notice to Landlord of any casualty or accident in, on or about the Property.

             (b) Landlord shall indemnify, defend and hold Tenant, its partners, shareholders, officers, directors, affiliates, agents, employees and contractors, harmless from any and all liability for injury to or death of any person, or loss of or damage to the property of any person, and all actions, claims, demands, costs (including, without limitation, reasonable attorneys' fees), damages or expenses of any kind arising therefrom which may be brought or made against Tenant or which Tenant may pay or incur, to the extent such liabilities or other matters arise by reason of any negligence or willful misconduct or omission by Landlord, its agents, employees or contractors.

    10.7. BLANKET POLICY. Any policy required to be maintained hereunder may be maintained under a so-called "blanket policy" insuring other parties and other locations so long as the amount of insurance required to be provided hereunder is not thereby diminished.

                        11. SUBLEASE AND ASSIGNMENT

     11.1. ASSIGNMENT AND SUBLEASE OF PREMISES. Tenant shall not have the right or power to assign its interest in this Lease, or make any sublease of the Premises or any portion thereof, nor shall any interest of Tenant under this Lease be assignable involuntarily or by operation of law, without on each occasion obtaining the prior written consent of Landlord, which consent shall not be unreasonably withheld. Any purported sublease or assignment of Tenant's interest in this Lease requiring but not having received Landlord's consent thereto shall be void. Any dissolution, consolidation, merger or other reorganization of Tenant, or any series of one or more of such related events, involving in the aggregate a change of fifty percent (50%) or more in the beneficial ownership of Tenant, or any sale of all or substantially all of the assets of Tenant, shall be deemed to be an assignment hereunder and shall be void without the prior written consent of Landlord as required above. Notwithstanding the foregoing, Landlord's consent shall not in any event be required for (i) an initial public offering of the common stock of Tenant, or for any stock transfer or conversion in connection with any such initial public offering; (ii) any merger, consolidation or other reorganization, or any sale of substantially all of the assets of Tenant, PROVIDED that (x) the net worth of the surviving entity or transferee is equal to or greater than that of Tenant immediately prior to the applicable transaction, (y) Tenant gives Landlord prior or concurrent written notice of the applicable transaction, and (z) the surviving entity or transferee expressly assumes in writing, for the benefit of Landlord, Tenant's remaining obligations under this Lease; and/or (iii) any sale or transfer of the stock of Tenant, other than pursuant to a dissolution, consolidation, merger, reorganization or sale of substantially all assets as specifically described above.

     11.2. RIGHTS OF LANDLORD. Consent by Landlord to one or more assignments of this Lease, or to one more sublettings of the Premises or any portion thereof, or collection of rent by Landlord from any assignee or sublessee, shall not operate to exhaust Landlord's rights under this Article 11, nor constitute consent to any subsequent assignment or subletting. No assignment of Tenant's interest in this Lease and no sublease shall relieve Tenant of its obligations hereunder, notwithstanding any waiver or extension of time granted by Landlord to any assignee or sublessee, or the failure of Landlord to assert its rights against any assignee or sublessee, and regardless of whether Landlord's consent thereto is given or required to be given hereunder. In the event of a default by any assignee, sublessee or other successor of Tenant in the performance of any of the terms or obligations of Tenant under this Lease, Landlord may proceed directly against Tenant without the necessity of exhausting remedies against any such assignee, sublessee or other successor. In addition, Tenant immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any subletting of all or a part of the Premises as permitted under this Lease, and Landlord, as Tenant's assignee and as attorney-in-fact for Tenant, or any receiver for Tenant appointed on Landlord's application, may collect such rent and apply it toward Tenant's obligations under this Lease; except that, until the occurrence of an act of default by Tenant, Tenant shall have the right to collect such rent.

                 12. RIGHT OF ENTRY AND QUIET ENJOYMENT

     12.1. RIGHT OF ENTRY. Landlord and its authorized representatives shall have the right to enter the Premises at any time during the term of this Lease during normal business hours and upon not less than twenty-four
(24) hours prior notice, except in the case of emergency (in which event no notice shall be required and entry may be made at any time), for the purpose of inspecting and determining the condition of the Premises or for any other proper purpose including, without limitation, to make repairs, replacements or improvements which Landlord may deem necessary, to show the Premises to prospective purchasers, to show the Premises to prospective tenants (but only during the final year of the term of this Lease), and to post notices of nonresponsibility. To facilitate exercise of Landlord's right of entry, Tenant shall ensure that Landlord or its agent at all times has at least one
(1) key to unlock all doors in or about the Building, and Tenant shall not change any locks in or about the Building without prior notice to Landlord and delivery of a key for the new locks to Landlord or its agent. Landlord shall not be liable for inconvenience, annoyance, disturbance, loss of business, quiet enjoyment or other damage or loss to Tenant by reason of making any repairs or performing any work upon the Building or the Property or by reason of erecting or maintaining any scaffolding or protective barricades in connection with any such work, and the obligations of Tenant under this Lease shall not thereby be affected in any manner whatsoever; PROVIDED, however, Landlord shall use reasonable efforts to minimize the inconvenience to Tenant's normal business operations caused thereby.

     12.2. QUIET ENJOYMENT. Landlord covenants that Tenant, upon paying the rent and performing its obligations hereunder and subject to all the terms and conditions of this Lease, shall peacefully and quietly have, hold and enjoy the Premises throughout the term of this Lease, or until this Lease is terminated as provided by this Lease.

                13. CASUALTY AND TAKING.

     13.1 TERMINATION OR RECONSTRUCTION. If during the term of this Lease the Building, or any substantial part thereof, is damaged materially by fire or other casualty or by action of public or other authority in consequence thereof, or if during the term of this Lease the Building or the parking area serving the Building, or any material part of either of them, (i) is taken by eminent domain or by reason of any public improvement or condemnation proceeding, or in any manner by exercise of the right of eminent domain (including any transfer in avoidance of an exercise of the power of eminent domain), or (ii) receives irreparable damage by reason of anything lawfully done under color of public or other authority, then in any such event this Lease shall terminate as to the entire Premises at either Landlord's or Tenant's election, by written notice given to the other party within sixty (60) days after the damage or taking has occurred, subject to the following limitations (and, to the extent applicable, the limitations set forth in Section 13.2):

             (a) in the case of damage or destruction by fire or other peril prior to the final year of the term of this Lease, Landlord's termination right shall be exercisable only if either (x) the reasonably estimated cost to repair or restore the Building exceeds eighty percent (80%) of the replacement cost of the Building and the remaining term of this Lease (including any extended term, if Tenant elects an early exercise of any extension option under Section 2.7 hereof in order to avoid a termination under this Section 13.1) is less than three (3) years, or (y) the reasonably estimated cost to repair or restore the Building exceeds the insurance proceeds available for such repair or restoration by an amount greater than five percent (5%) of the replacement cost of the Building (unless Tenant agrees in writing, within fifteen (15) days after written request by Landlord, to pay all repair and restoration costs in excess of the sum of the available insurance proceeds plus five percent (5%) of the replacement cost of the Building, in which event Landlord shall have no termination right under clause (y) of this paragraph (a));

             (b) in the case of damage or destruction by fire or other peril prior to the final year of the term of this Lease, Tenant's termination right shall be exercisable only if the time reasonably estimated to be required for the repair or restoration of the Building to the extent necessary to permit Tenant to resume substantially all of its normal business activities therein (which time estimate shall be given by Landlord to Tenant in writing within forty-five (45) days after the date of the damage or destruction) exceeds two hundred and seventy (270) days from the date of the damage or destruction;

             (c) in the case of damage or destruction by fire or other peril during the final year of the term of this Lease (including any extended term, if Tenant has already duly elected such term or elects an early exercise of any extension option under Section 2.7 hereof in order to avoid a termination under this Section 13.1), Landlord's termination right shall be exercisable only if either (x) the reasonably estimated cost to repair or restore the Building exceeds twenty percent (20%) of the replacement cost of the Building, or (y) the reasonably estimated cost to repair or restore the Building exceeds the insurance proceeds available for such repair or restoration by an amount greater than five percent (5%) of the replacement cost of the Building (unless Tenant agrees in writing, within fifteen (15) days after written request by Landlord, to pay all repair and restoration costs in excess of the sum of the available insurance proceeds plus five percent (5%) of the replacement cost of the Building, in which event Landlord shall have no termination right under clause (y) of this paragraph (c)); and

             (d) in the case of damage or destruction by fire or other peril during the final year of the term of this Lease (including any extended term, if Tenant has already duly elected such term or elects an early exercise of any extension option under Section 2.7 hereof in order to avoid a termination under this Section 13.1), Tenant's termination right shall be exercisable only if the damage affects more than twenty percent (20%) of the floor area of the Building and the time reasonably estimated to be required for the repair or restoration of the Building to the extent necessary to permit Tenant to resume substantially all of its normal business activities therein (which time estimate shall be given by Landlord to Tenant in writing within thirty
(30) days after the date of the damage or destruction) exceeds sixty (60) days from the date of commencement of repairs.

If neither party elects to terminate this Lease pursuant to the foregoing termination rights (if any) and/or Section 13.2 (if applicable), then Landlord shall promptly and diligently repair any such damage and restore the Premises (to the extent of Landlord's work therein under Section 2.4 and EXHIBIT C) and the Building as nearly as reasonably possible to the condition existing before the damage or taking.

    13.2 TENANT'S RIGHTS. If any portion of the Premises is so taken by condemnation, Tenant may elect to terminate this Lease if the portion of the Premises taken is of such extent and nature as substantially to handicap, impede or permanently impair Tenant's use of the balance of the Premises. Tenant must exercise its right to terminate by giving notice to Landlord within thirty (30) days after the nature and extent of the taking have been finally determined. If Tenant elects to terminate this Lease, Tenant shall also notify Landlord of the date of termination, which date shall not be earlier than thirty (30) days nor later than ninety (90) days after Tenant has notified Landlord of its election to terminate, except that this Lease shall terminate on the date of taking if the date of taking falls on any date before the date of termination designated by Tenant.

    13.3 LEASE TO REMAIN IN EFFECT. If neither Landlord nor Tenant terminates this Lease as hereinabove provided, this Lease shall continue in full force and effect, except that minimum monthly rental and Tenant's Operating Cost Share shall abate to the extent Tenant's use of the Premises is impaired for any period that any portion of the Premises is unusable or inaccessible because of a casualty or taking hereinabove described. Each party waives the provisions of Code of Civil Procedure Section 1265.130, allowing either party to petition the Superior Court to terminate this Lease in the event of a partial condemnation of the Premises or Property.

    13.4 RESERVATION OF COMPENSATION. Landlord reserves, and Tenant waives and assigns to Landlord, all rights to any award or compensation for damage to the Premises, Building, Property and the leasehold estate created hereby, accruing by reason of any taking in any public improvement, condemnation or eminent domain proceeding or in any other manner by exercise of the right of eminent domain or of anything lawfully done by public authority, except that Tenant shall be entitled to any and all compensation or damages paid for or on account of Tenant's moving expenses, trade fixtures, equipment and any leasehold improvements in the Premises, the cost of which was borne directly by Tenant, but only to the extent of the then remaining unamortized value of such improvements computed on a straight-line basis over the initial term of this Lease. Tenant covenants to deliver such further assignments of the foregoing as Landlord may from time to time request.

    13.5 RESTORATION OF FIXTURES. If Landlord repairs or causes repair of the Premises after such damage or taking, Tenant at its sole expense shall repair and replace promptly all additions, alterations and improvements and all other items installed or paid for by Tenant under this Lease (excluding, however, any of Tenant's trade fixtures, equipment and personal property, the repair or replacement of which shall be in Tenant's sole discretion, and excluding any improvements originally constructed by Landlord under Section
2.4 and EXHIBIT C) that were damaged or taken, so as to restore the same to a condition substantially equal to that which existed immediately prior to the damage or taking. Provided that Tenant has maintained in effect the insurance required under Section 10.1(c) hereof, Tenant's repair and restoration obligation under the preceding sentence in the event of any casualty shall be limited to the insurance proceeds available to Tenant with respect to such casualty, plus the amount of any applicable deductible under Tenant's applicable insurance policy. Tenant shall have the right to make modifications to the Premises, fixtures and improvements, subject to the prior written approval of Landlord and subject to all other applicable provisions of this Lease. In its review of Tenant's plans and specifications, Landlord may take into consideration the effect of the proposed modifications on the exterior appearance, the structural integrity and the mechanical and other operating systems of the Building.

                               14. DEFAULT

    14.1 EVENTS OF DEFAULT. The occurrence of any of the following shall constitute an event of default on the part of Tenant:

             (a) ABANDONMENT. Abandonment of the Premises. "Abandonment" is hereby defined to include, but is not limited to, the complete absence by Tenant from the Premises for fifteen (15) consecutive days or more while there exists an event of default on the part of Tenant under any other provision of this Section 14.1 which has not been cured on or before the expiration of such fifteen (15) day period. Tenant waives any right Tenant may have to notice under Section 1951.3 of the California Civil Code, the terms of this subsection (a) being deemed such notice to Tenant as required by said Section 1951.3;

             (b) NONPAYMENT. Failure to pay, when due, any amount payable to Landlord hereunder, such failure continuing for a period of five (5) days after written notice of such failure; PROVIDED, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 ET SEQ., as amended from time to time;

             (c) OTHER OBLIGATIONS. Failure to perform any obligation, agreement or covenant under this Lease other than those matters specified in subsection (b) hereof, such failure continuing for fifteen (15) days after written notice of such failure, or, if such default is curable in nature but it is not possible to cure such default within fifteen (15) days, failure to commence cure within said fifteen (15) day period and thereafter to proceed diligently to complete cure; PROVIDED, however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 ET SEQ., as amended from time to time;

             (d) GENERAL ASSIGNMENT. A general assignment by Tenant for the benefit of creditors;

             (e) BANKRUPTCY. The filing of any voluntary petition in bankruptcy by Tenant, of the filing of an involuntary petition by Tenant's creditors, which involuntary petition remains undischarged for a period of thirty (30) days. In the event that under applicable law the trustee in bankruptcy or Tenant has the right to affirm this Lease and continue to perform the obligations of Tenant hereunder, such trustee or Tenant shall, in such time period as may be permitted by the bankruptcy court having jurisdiction, cure all defaults of Tenant hereunder outstanding as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant's obligations under this Lease. Specifically, but without limiting the generality of the foregoing, such adequate assurances must include assurances that the Premises continue to be operated only for the use permitted hereunder. The provisions hereof are to assure that the basic understandings between Landlord and Tenant with respect to Tenant's use of the Premises and the benefits to Landlord therefrom are preserved, consistent with the purpose and intent of applicable bankruptcy laws;

             (f) RECEIVERSHIP. The employment of a receiver appointed by court to take possession of substantially all of Tenant's assets or the Premises, if such receivership remains undissolved for a period of thirty
(30) days;

             (g) ATTACHMENT. The attachment, execution or other judicial seizure of all or substantially all of Tenant's assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof;

             (h) INSOLVENCY. The admission by Tenant in writing of its inability to pay its debts as they become due, the filing by Tenant of a petition seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, the filing by Tenant of an answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any such proceeding or, if within thirty (30) days after the commencement of any proceeding against Tenant seeking any reorganization or arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed; or

             (i) CROSS-DEFAULT. Any default by Tenant under the Phase VI Lease, to the extent such default continues beyond any applicable cure periods provided in the Phase VI Lease and to the extent Landlord therefore has (and exercises concurrently with any termination of this Lease) a right to terminate the Phase VI Lease; PROVIDED, however, that the default event set forth in this Section 14.1(i) shall not apply with respect to any default under the Phase VI Lease if, at the time of such default, the holder of the lessee's interest under the Phase VI Lease is neither the person or entity which is then the holder of the lessee's interest under this Lease nor a person or entity which controls, is controlled by or is under common control with the person or entity which is then the holder of the lessee's interest under this Lease.

    14.2     REMEDIES UPON TENANT'S DEFAULT.

             (a)  Upon the occurrence of any event of default described in
Section 14.1 hereof, Landlord, in addition to and without prejudice to any other rights or remedies it may have, shall have the immediate right to re-enter the Premises or any part thereof and repossess the same, expelling and removing therefrom all persons and property (which property may be stored in a public warehouse or elsewhere at the cost and risk of and for the account of Tenant), using such force as may be necessary to do so (as to which Tenant hereby waives any claim for loss or damage that may thereby occur). In addition to or in lieu of such re-entry, and without prejudice to any other rights or remedies it may have, Landlord shall have the right either (i) to terminate this Lease and recover from Tenant all damages incurred by Landlord as a result of Tenant's default, as hereinafter provided, or (ii) to continue this Lease in effect and recover rent and other charges and amounts as they become due.

              (b) Even if Tenant has breached this Lease or abandoned the Premises, this Lease shall continue in effect for so long as Landlord does not terminate Tenant's right to possession under subsection (a) hereof and Landlord may enforce all of its rights and remedies under this Lease, including the right to recover rent as it becomes due, and Landlord, without terminating this Lease, may exercise all of the rights and remedies of a lessor under California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has right to sublet or assign, subject only to reasonable limitations), or any successor Code section. Acts of maintenance, preservation or efforts to relet the Premises or the appointment of a receiver upon application of Landlord to protect Landlord's interests under this Lease shall not constitute a termination of Tenant's right to possession.

              (c) If Landlord terminates this Lease pursuant to this Section 14.2, Landlord shall have all of the rights and remedies of a landlord provided by Section 1951.2 of the Civil Code of the State of California, or any successor Code section, which remedies include Landlord's right to recover from Tenant (i) the worth at the time of award of the unpaid rent and additional rent which had been earned at the time of termination, (ii) the worth at the time of award of the amount by which the unpaid rent and additional rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided, (iii) the worth at the time of award of the amount by which the unpaid rent and additional rent for the balance of the term after the time of award exceeds the amount of such rental loss that Tenant proves could be reasonably avoided, and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, the cost of recovering possession of the Premises, expenses of reletting, reasonable attorneys' fees, and other reasonable costs. The "worth at the time of award" of the amounts referred to in clauses (i) and (ii) above shall be computed by allowing interest at ten percent (10%) per annum from the date such amounts accrued to Landlord. The "worth at the time of award" of the amounts referred to in clause (iii) above shall be computed by discounting such amount at one percentage point above the discount rate of the Federal Reserve Bank of San Francisco at the time of award.

              14.3. REMEDIES CUMULATIVE. All rights, privileges and elections or remedies of Landlord contained in this Article 14 are cumulative and not alternative to the extent permitted by law and except as otherwise provided herein.

                   15.  SUBORDINATION, ATTORNMENT AND SALE

     15.1. SUBORDINATION TO MORTGAGE. This Lease, and any sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate to any ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security now or hereafter placed upon the Building, the Property, or both, and the rights of any assignee of Landlord or of any ground lessor, mortgagee, trustee, beneficiary or leaseback lessor under any of the foregoing, and to any and all advances made on the security thereof and to all renewals, modifications, consolidations, replacements and extensions thereof; PROVIDED, however, that such subordination in the case of any future ground lease, mortgage, deed of trust, sale/leaseback transaction or any other hypothecation for security placed upon the Building, the Property, or both shall be conditioned on Tenant's receipt from the ground lessor, mortgagee, trustee, beneficiary or leaseback lessor of a nondisturbance agreement in a form reasonably acceptable to Tenant (and subject only to reasonable limitations), confirming that so long as Tenant is not in default hereunder, Tenant's rights hereunder shall not be disturbed by such person or entity following any foreclosure or other acquisition of the Property. Moreover, Tenant's obligations under this Lease shall be conditioned on Tenant's receipt, within thirty (30) days after mutual execution of this Lease, from Slough Parks Incorporated and from any other ground lessor, mortgagee, trustee, beneficiary or leaseback lessor currently owning or holding a security interest in the Property, of a nondisturbance agreement in a form reasonably acceptable to Tenant (and subject only to reasonable limitations), confirming that so long as Tenant is not in default hereunder, Tenant's rights hereunder shall not be disturbed by such person or entity following any foreclosure or other acquisition of the Property. If any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee elects to have this Lease be an encumbrance upon the Property prior to the lien of its mortgage, deed of trust, ground lease or leaseback lease or other security arrangement and gives notice thereof to Tenant, this Lease shall be deemed prior thereto, whether this Lease is dated prior or subsequent to the date thereof or the date of recording thereof. Tenant, and any sublessee, shall execute such documents as may reasonably be requested by any mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or assignee to evidence the subordination herein set forth or to make this Lease prior to the lien of any mortgage, deed of trust, ground lease, leaseback lease or other security arrangement, as the case may be. Upon any default by Landlord in the performance of its obligations under any mortgage, deed of trust, ground lease, leaseback lease or assignment, Tenant (and any sublessee) shall, notwithstanding any subordination hereunder, attorn to the mortgagee, trustee, beneficiary, ground lessor, leaseback lessor or assignee thereunder upon demand and become the tenant of the successor in interest to Landlord, at the option of such successor in interest, and shall execute and deliver any instrument or instruments confirming the attornment herein provided for.

     15.2. SALE OF LANDLORD'S INTEREST. Upon sale, transfer or assignment of Landlord's entire interest in the Building and Property, Landlord shall be relieved of its obligations hereunder with respect to liabilities accruing from and after the date of such sale, transfer or assignment; PROVIDED, however, that such relief from liabilities (i) shall be effective only if and to the extent that the transferee expressly assumes in writing, for the benefit of Tenant, Landlord's obligations under this Lease, (ii) shall not apply to Landlord's environmental indemnification under Section 9.6(d) hereof unless the transferee has, immediately after the transfer, a net worth equal to or greater than that of Landlord immediately prior to the transfer, and
(iii) shall not in any event apply to Landlord's obligations with respect to the initial construction of the Building and Common Areas under Section 2.4 and EXHIBIT C. Moreover, in recognition of Tenant's substantial reliance upon Landlord's creditworthiness and development experience with respect to the initial construction of the Building and Common Areas, Landlord shall not sell, transfer, convey or otherwise dispose of its ownership interest in the portion of the Property designated as Phase VII on the Site Plan, or any portion thereof, prior to the Commencement Date under Section 2.1 hereof, except (x) with Tenant's prior written consent or (y) to an entity of which Britannia Hopyard, LLC, or an entity controlling, controlled by or under common control with Britannia Hopyard, LLC, is a general partner or has management responsibilities and equity participation comparable to those of a general partner.

     15.3. ESTOPPEL CERTIFICATES. Tenant shall at any time and from time to time, within ten (10) days after written request by Landlord, execute, acknowledge and deliver to Landlord a certificate in writing stating: (i) that this Lease is unmodified and in full force and effect, or if there have been any modifications, that this Lease is in full force and effect as modified and stating the date and the nature of each modification; (ii) the date to which rental and all other sums payable hereunder have been paid;
(iii) that Landlord is not in default in the performance of any of its obligations under this Lease, that Tenant has given no notice of default to Landlord and that no event has occurred which, but for the expiration of the applicable time period, would constitute an event of default hereunder, or if Tenant alleges that any such default, notice or event has occurred, specifying the same in reasonable detail; and (iv) such other matters as may reasonably be requested by Landlord or any institutional lender, mortgagee, trustee, beneficiary, ground lessor, sale/leaseback lessor or prospective purchaser of the Property. Any such certificate provided under this Section
15.3 may be relied upon by any lender, mortgagee, trustee, beneficiary, assignee or successor in interest to Landlord, by any prospective purchaser, by any purchaser on foreclosure or sale, by any grantee under a deed in lieu of foreclosure of any mortgage or deed of trust on the Property or Premises, or by any other third party. Failure to execute and return within the required time any estoppel certificate requested hereunder shall be deemed to be an admission of the truth of the matters set forth in the form of certificate submitted to Tenant for execution.

     15.4. SUBORDINATION TO CC&R's. This Lease, and any permitted sublease entered into by Tenant under the provisions of this Lease, shall be subject and subordinate (a) to any declarations of covenants, conditions and restrictions affecting the Property from time to time, which may include easements, access rights and similar nonexclusive use rights and privileges in favor of appropriate third parties, PROVIDED that the terms of such future declarations are approved by Tenant in writing; (b) to the Declaration of Covenants, Conditions and Restrictions for Hacienda Business Park (No. 2) recorded on January 24, 1985 as Instrument No. 85-14396, Alameda County Records, as amended from time to time (the "Master Declaration"), the provisions of which Master Declaration are an integral part of this Lease; and
(c) to the provisions of the Corporation Grant Deed and Rider recorded on June 28, 1996 as Instrument No. 96-158374, which provisions are binding upon Tenant as if set forth herein in full. Tenant agrees to execute, upon request by Landlord, any documents reasonably required from time to time to evidence such subordination.

                               16.  SECURITY

     16.1. DEPOSIT. Concurrently with Tenant's execution of this Lease, Tenant shall deposit with Landlord the sum of Eighty-Seven Thousand Five Hundred Dollars ($87,500.00), which sum (the "Security Deposit") shall be held by Landlord as security for the faithful performance of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the term hereof. If Tenant defaults with respect to any provision of this Lease, including, without limitation, the provisions relating to the payment of rental and other sums due hereunder, Landlord shall have the right, but shall not be required, to use, apply or retain all or any part of the Security Deposit for the payment of rental or any other amount which Landlord may spend or become obligated to spend by reason of Tenant's default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant's default. If any portion of the Security Deposit is so used or applied, Tenant shall, within ten (10) days after written demand therefor, deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount and Tenant's failure to do so shall be a material breach of this Lease. Landlord shall not be required to keep any deposit under this Section separate from Landlord's general funds, and Tenant shall not be entitled to interest thereon. If Tenant fully and faithfully performs every provision of this Lease to be performed by it, the Security Deposit, or any balance thereof, shall be returned to Tenant or, at Landlord's option, to the last assignee of Tenant's interest hereunder, at the expiration of the term of this Lease and after Tenant has vacated the Premises. In the event of termination of Landlord's interest in this Lease, Landlord shall transfer all deposits then held by Landlord under this Section to Landlord's successor in interest, whereupon Tenant agrees to release Landlord from all liability for the return of such deposit or the accounting thereof.

                               17.  MISCELLANEOUS

     17.1. NOTICES. All notices, consents, waivers and other communications which this Lease requires or permits either party to give to the other shall be in writing and shall be deemed given when delivered personally (including delivery by private courier or express delivery service) or four (4) days after deposit in the United States mail, registered or certified mail, postage prepaid, addressed to the parties at their respective addresses as follows:

     To Tenant:       ProBusiness Services, Inc.
                      4125 Hopyard Road
                      Pleasanton, CA  94588
                      Attn: Mitch Everton, Senior Vice President

     with copy to:    Lisa Barton Armando, Esq.
                      Wise & Shepard LLP
                      3030 Hansen Way, Suite 100
                      Palo Alto, CA  94304

    To Landlord:   Britannia Hacienda V Limited Partnership
                   1939 Harrison Street, Suite 412
                   Park Plaza Building
                   Oakland, CA 94612
                   Attn: T. J. Bristow

    with copy to:  Folger Levin & Kahn LLP
                   Embarcadero Center West
                   275 Battery Street, 23rd Floor
                   San Francisco, CA 94111
                   Attn: Donald E. Kelley, Jr.

or to such other address as may be contained in a notice at least fifteen
(15) days prior to the address change from either party to the other given pursuant to this Section. Rental payments and other sums required by this Lease to be paid by Tenant shall be delivered to Landlord at Landlord's address provided in this Section, or to such other address as Landlord may from time to time specify in writing to Tenant, and shall be deemed to be paid only upon actual receipt.

    17.2. SUCCESSORS AND ASSIGNS. The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that, subject to the provisions of Section 15.2 hereof, the original Landlord named herein and each successive Landlord under this Lease shall be liable only for obligations accruing during the period of its ownership of the Property, said liability terminating upon the termination of such ownership and passing to the successor lessor.

    17.3. NO WAIVER. The failure of Landlord to seek redress for violation, or to insist upon the strict performance, of any covenant or condition of this Lease shall not be deemed a waiver of such violation, or prevent a subsequent act which would originally have constituted a violation from having all the force and effect of an original violation.

    17.4. SEVERABILITY. If any provision of this Lease or the application thereof is held to be invalid or unenforceable, the remainder of this Lease or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each of the provisions of this Lease shall be valid and enforceable, unless enforcement of this Lease as so invalidated would be unreasonable or grossly inequitable under all the circumstances or would materially frustrate the purposes of this Lease.

    17.5. LITIGATION BETWEEN PARTIES. In the event of any litigation or other dispute resolution proceedings between the parties hereto arising out of or in connection with this Lease, the prevailing party shall be reimbursed for all reasonable costs, including, but not limited to, reasonable accountants' fees and attorneys' fees, incurred in connection with such proceedings (including, but not limited to, any appellate proceedings relating thereto) or in connection with the enforcement of any judgment or award rendered in such proceedings. "Prevailing party" within the meaning of this Section shall include, without limitation, a party who dismisses an action for recovery hereunder in exchange for payment of the sums allegedly due, performance of covenants allegedly breached or consideration substantially equal to the relief sought in the action.

    17.6. SURRENDER. A voluntary or other surrender of this Lease by Tenant, or a mutual termination thereof between Landlord and Tenant, shall not result in a merger but shall, at the option of the Landlord, operate either as an assignment to Landlord of any and all existing subleases and subtenancies, or a termination of all or any existing subleases and subtenancies. This provision shall be contained in any and all assignments or subleases made pursuant to this Lease.

    17.7. INTERPRETATION. The provisions of this Lease shall be construed as a whole, according to their common meaning, and not strictly for or against Landlord or Tenant. The captions preceding the text of each Section and subsection hereof are included only for convenience of reference and shall be disregarded in the construction or interpretation of this Lease.

    17.8. ENTIRE AGREEMENT. This written Lease, together with the exhibits hereto, contains all the representations and the entire understanding between the parties hereto with respect to the subject matter hereof. Any prior correspondence, memoranda or agreements are replaced in total by this Lease and the exhibits hereto. This Lease may be modified only by an agreement in writing signed by each of the parties.

    17.9. GOVERNING LAW. This Lease and all exhibits hereto shall be construed and interpreted in accordance with and be governed by all the provisions of the laws of the State of California.

    17.10. NO PARTNERSHIP. The relationship between Landlord and Tenant is solely that of a lessor and lessee. Nothing contained in this Lease shall be construed as creating any type or manner of partnership, joint venture or joint enterprise with or between Landlord and Tenant.

    17.11. FINANCIAL INFORMATION. From time to time Tenant shall promptly provide directly to prospective lenders and purchasers of the Property designated by Landlord such financial information pertaining to the financial status of Tenant as Landlord may reasonably request; PROVIDED, Tenant shall be permitted to provide such financial information in a manner which Tenant deems reasonably necessary to protect the confidentiality of such information, including (if Tenant so requests) conditioning disclosure of such information upon execution of a reasonable confidentiality agreement by Landlord and by any other proposed or permitted recipient of such information; and PROVIDED FURTHER, that if Tenant is then a publicly traded company filing periodic reports under the Securities Act of 1934, as amended, and the regulations thereunder, Tenant shall be required to furnish copies of Tenant's most recent Form 10K, 10Q and 8K (if any) reports and shall not be required to disclose any nonpublic financial information pursuant to this
Section 17.11. In addition, from time to time, Tenant shall provide Landlord with such financial information pertaining to the financial status of Tenant as Landlord may reasonably request, subject to the final proviso of the immediately preceding sentence. Landlord agrees that all financial information supplied to Landlord by Tenant shall be treated as confidential material, and shall not be disseminated to any party or entity (including any entity affiliated with Landlord) without Tenant's prior written consent. For purposes of this Section, without limiting the generality of the obligations provided herein, it shall be deemed reasonable for Landlord to request (and sufficient for Tenant to provide) copies of (i) Tenant's most recent audited annual financial statements, or, if audited statements have not been prepared, unaudited financial statements for Tenant's most recent fiscal year, and (ii) Tenant's unaudited financial statements for Tenant's most recent fiscal quarter, all of which unaudited statements shall be accompanied by a certificate of Tenant's chief financial officer as to the accuracy of such unaudited statements.

             Landlord and Tenant recognize the need of Tenant to maintain the confidentiality of information regarding its financial status and the need of Landlord to be informed of, and to provide to prospective lenders and purchasers of the Premises financial information pertaining to, Tenant's financial status. Landlord and Tenant agree to cooperate with each other in achieving these needs within the context of the obligations set forth in this Section.

    17.12.    [Omitted.]

    17.13. TIME. Time is of the essence of this Lease, and of every term and condition hereof.

    17.14. RULES AND REGULATIONS. Tenant shall observe, comply with and obey, and shall cause its employees, agents and, to the best of Tenant's ability, invitees to observe, comply with and obey such rules and regulations as Landlord may promulgate from time to time for the safety, care, cleanliness, order and use of the Premises, the Building and the Property, PROVIDED that any such rules and regulations promulgated after the date of this Lease shall not materially and adversely affect Tenant's rights under this Lease.

    17.15. BROKERS. Landlord agrees to pay a brokerage commission to Colliers Parrish International, Inc. and to Cornish & Carey Commercial in connection with the consummation of this Lease, in accordance with a separate agreement between Landlord and such brokers. Tenant represents and warrants that no other broker participated in the consummation of this Lease and agrees to indemnify, defend and hold Landlord harmless against any liability, cost or expense, including, without limitation, reasonable attorneys' fees, arising out of any claims for brokerage commissions or other similar compensation in connection with any conversations, prior negotiations or other dealings by Tenant with any other broker.

    17.16. MEMORANDUM OF LEASE. At any time during the term of this Lease, either party, at its sole expense, shall be entitled to record a memorandum of this Lease and, if either party so elects, both parties agree to cooperate in the preparation, execution, acknowledgement and recordation of such document in reasonable form.

    17.17. CORPORATE AUTHORITY. The person signing this Lease on behalf of Tenant warrants that he or she is fully authorized to do so and, by so doing, to bind Tenant. As evidence of such authority, Tenant shall deliver to Landlord, upon or prior to execution of this Lease, a certified copy of a resolution of Tenant's board of directors authorizing the execution of this Lease and naming the officer that is authorized to execute this Lease on behalf of Tenant.

    17.18. EXECUTION AND DELIVERY. Submission of this Lease for examination or signature by Tenant does not constitute an agreement or reservation of or option for lease of the Premises. This instrument shall not be effective or binding upon either party, as a lease or otherwise, until executed and delivered by both Landlord and Tenant. This Lease may be executed in one or more counterparts and by separate parties on separate counterparts, but each counterpart shall constitute an original and all such counterparts together shall constitute one and the same instrument.

    17.19.    [Omitted.]

    17.20. SURVIVAL. Without limiting survival provisions which would otherwise be implied or construed under applicable law or which are otherwise explicitly set forth herein, the provisions of Sections 2.6, 5.4, 7.2, 7.3, 7.4, 9.6, 10.6, 13.4 and 17.5 hereof shall survive the termination of this Lease with respect to matters occurring prior to the expiration of this Lease.

    17.21. CONSENTS. Whenever the approval or consent of a party is required to be obtained under any provision of this Lease as a condition or prerequisite to the taking of any action or effectiveness of any action by the other party, then such approval or consent shall not be unreasonably withheld, delayed or conditioned, regardless of whether or not such reasonableness requirement is expressly stated in the applicable provision of this Lease.

    17.22. LANDLORD DEFAULTS. If Landlord fails to perform any obligation, agreement or covenant under this Lease which relates specifically to the Premises and does not materially affect other tenants of the Property (such as, by the way of example and not limitation, Landlord's obligation to maintain the roof, exterior walls and other structural portions of the Building), and if such failure continues for fifteen (15) days after written notice of such failure is given by Tenant or Landlord or, if such default is curable in nature but it is not possible to cure such default within fifteen (15) days, Landlord fails to commence cure within such fifteen (15) day period or thereafter fails to proceed diligently to complete cure, then Tenant shall have the right to perform such obligation or cure such default of Landlord, and Landlord shall reimburse Tenant for the reasonable cost thereof, together with interest at the rate specified in the first sentence of Section 3.2 hereof from the date of payment by Tenant to the date of reimbursement by Landlord, within fifteen (15) days after written notice from Tenant of the completion and cost of such cure, accompanied by copies of invoices or other supporting documentation. Under no circumstances, however, shall Tenant have any right to offset the cost of any such cure against rent or other charges falling due from time to time under this Lease.


                  [rest of page intentionally left blank]

    IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first set forth above.


         "Landlord"                               "Tenant"

BRITANNIA HACIENDA V LIMITED             PROBUSINESS SERVICES, INC., a
PARTNERSHIP, a  Delaware limited         Delaware corporation
partnership

By:  BRITANNIA HOPYARD, LLC, a            By:         [ILLEGIBLE]
     California limited liability             -----------------------------
     company, General Partner             Its:         President
                                               ----------------------------

     By: /s/ T. J. Bristow                By:         [ILLEGIBLE]
         -----------------------              -----------------------------
         T. J. Bristow                    Its:            SVP
         Manager & President                   ----------------------------

                                   EXHIBITS

EXHIBIT A       Real Property Description

EXHIBIT B       Site Plan

EXHIBIT C       Construction
                C-1: Building Shell Specifications

EXHIBIT D       Acknowledgement of Lease Commencement

                                   EXHIBIT A

                         REAL PROPERTY DESCRIPTION

PARCEL ONE:

Lot 14A of Amended Parcel Map No. 4571, filed November 23, 1987, in Book 172 of Maps, Pages 81 and 82, Alameda County Records.

PARCEL TWO:

Non-exclusive easements, appurtenant to Parcel One above, for the purpose of vehicular (including trucks of all sizes) and pedestrian ingress and egress over, along and across all that portion of Lot 14B as shown on said Parcel Map No. 4517 lying within the lines of that certain "Community Driveway Easement" depicted in said Parcel Map No. 4517, as the grant of such easement was confirmed unto The Prudential Insurance Company of America, a New Jersey corporation, pursuant to that certain "Grant of Easement and Maintenance Agreement" dated July 30, 1985, recorded July 30, 1985, as Series No. 85-150156, Official Records of Alameda County.

                                   SITE PLAN

                                    [MAP]





                                    EXHIBIT B
                            TO BUILD-TO-SUIT LEASE

                                  EXHIBIT C

                                CONSTRUCTION


1. Landlord, at its sole cost and expense (except as may otherwise be expressly agreed in writing between Landlord and Tenant at any time hereafter, and subject to the rental adjustment provisions hereinafter set forth), using architects and contractors selected by Landlord in its sole discretion (except that API or another architect selected by Tenant and approved by Landlord ("Tenant's Architect") shall provide architectural services with respect to the interior improvements to be constructed by Landlord in the Building), shall undertake and diligently complete, subject to delays for causes beyond its reasonable control (excluding financial inability), (a) a one-story concrete tilt-up building shell of approximately 70,425 square feet (the "Building Shell"), meeting the specifications set forth in EXHIBIT C-1 attached hereto and incorporated herein by this reference (which are the same specifications applicable to the buildings already constructed by Landlord on Phase V of the Property), (b) interior tenant improvements (the "Interior Improvements") in accordance with plans and specifications to be developed by Tenant's Architect and approved by Landlord's architect following mutual execution of this Lease and to be subject to mutual written approval by Landlord and Tenant, which approval shall not be unreasonably withheld or delayed (the "Approved Interior Plans and Specifications"), and (c) landscaping, sidewalks, parking and driveway areas and other Common Area improvements within the boundaries of Phase VII, similar to those already constructed by Landlord on Phase V, as shown on the Site Plan and/or on such Approved Plans and Specifications (the "Common Area Improvements"), all such work being referred to herein collectively as "Landlord's Work." Notwithstanding the references in the preceding sentence to the Phase V building shell standards and the Phase V common area improvements, the Phase VII Building Shell and Common Area Improvements shall also incorporate and conform to any code changes adopted by the City of Pleasanton since the Phase V building shells and common area improvements were completed. Concurrently with the development and approval of the Approved Interior Plans and Specifications, Landlord shall develop, subject to mutual written approval by Landlord and Tenant, a Construction Timeline in a level of detail comparable to that used in the construction timeline under the Phase VI Lease, setting forth pertinent milestones and deadlines to be met by the parties in connection with the design and construction of the Building Shell, the Interior Improvements and the Common Area Improvements. Without limiting the generality of the foregoing, the Construction Timeline shall include or accommodate the following: Landlord shall provide Tenant's Architect with preliminary base building plans as soon as reasonably practical; Tenant's Architect shall have the opportunity to provide Tenant's requests for initial locations, specifications and quantities of Interior Improvements as specified in EXHIBIT C-1, to include, but not be limited to, toilet cores, HVAC system, Building exhaust system, specialty items, etc., to Landlord prior to final Building Shell design; and Landlord's architect for the Building Shell design shall use reasonable efforts to adapt, include and accommodate Tenant's requests with respect to such items and Tenant's proposed Interior Improvements in the Building Shell design, plans and specifications, subject to structural and code constraints and other reasonable design requirements. Landlord and Tenant shall use their respective commercially reasonable efforts, diligence and good faith to develop, review and approve the Approved Interior Plans and Specifications and Construction Timeline contemplated above, and all further working drawings and/or final drawings necessary to implement the same as contemplated below, as promptly as reasonably possible following mutual execution of this Lease, and in all events within a time period which leaves Landlord a reasonable period of time to complete the permitting and construction of the Building Shell, Interior Improvements and Common Area Improvements prior to July 1, 1999. For purposes of this EXHIBIT C, Tenant shall be provided at least 10 business days under this EXHIBIT C and in the Construction Timeline to approve or give reasons for its disapproval of any plans or specifications or Construction Timelines submitted to Tenant for Tenant's approval.

2. The Interior Improvements shall be constructed in two phases, an initial phase of approximately (but not less than) 35,000 square feet (intended for delivery on or about July 1, 1999) and a second phase of approximately 35,000 feet (intended for delivery on or about July 1, 2000); PROVIDED, however, that the respective sizes of the first and second phases and the delivery date for the second phase may be modified by mutual written agreement of Landlord and

                           EXHIBIT C (Page 1 of 5)

Tenant, so long as the first phase contains not less than 35,000 square feet. The portions of the Interior Improvements to be completed as part of each phase shall be subject to mutual approval by Landlord and Tenant, and the working drawings and final plans and specifications that will be necessary for actual construction of each phase of the Interior Improvements shall be prepared by Tenant's Architect on the basis of the Approved Interior Plans and Specifications and on the basis of such agreed phasing of the Interior Improvements, with all material changes from the Approved Interior Plans and Specifications to be subject to mutual approval by Landlord and Tenant, such approval not to be unreasonably withheld, delayed or conditioned by either party; PROVIDED, however, that any changes required from time to time in the Approved Interior Plans and Specifications, in the working drawings and/or in the final plans and specifications as a result of applicable law or governmental requirements, or at the insistence of any other third party whose approval may be required with respect to the Building Shell, Interior Improvements or Common Area Improvements, or as a result of unanticipated conditions encountered in the course of construction, may be implemented by Landlord after prior written notice to Tenant, but shall not require Tenant's approval or consent (although Landlord agrees to give reasonable consideration to Tenant's views regarding functional characteristics of any such required changes). Without limiting the generality of the foregoing procedures, Landlord agrees that Tenant shall in all events have the opportunity to work (and have its engineers and consultants work) with Landlord to develop, review and approve all design aspects and specifications for the electrical and HVAC systems in the Building, to ensure that the zones, loading, distribution, capacity and other features of such systems are adequate for Tenant's anticipated needs.

3. Landlord's Work shall be performed in a neat and workmanlike manner and shall conform to all applicable governmental codes, laws and regulations in force at the time such work is completed, and otherwise in accordance with
Section 2.4 of the Lease. Landlord shall use its best reasonable efforts to complete Landlord's Work within the time periods set forth in the Construction Timeline to be mutually approved by Landlord and Tenant as contemplated above, as such timeline may be modified from time to time by mutual agreement of Landlord and Tenant, and subject to the effects of any Tenant Delays or any other circumstances beyond Landlord's reasonable control (excluding financial inability).

4. The cost of construction of the Building Shell and Common Area Improvements shall be Landlord's sole responsibility and expense, including any costs or cost increases incurred as a result of unavoidable delays, governmental requirements or unanticipated conditions; PROVIDED, however, that to the extent the cost of any item or component of such work is increased as a result of any Tenant Delays or as a result of any changes requested by Tenant (PROVIDED that such additional cost was identified to Tenant and approved by Tenant as part of Tenant's approval of the applicable Change Order, as provided below), or as a result of any other plan changes or compliance costs attributable to Tenant's particular use requirements, the amount of such increase in the cost of Landlord's Work shall be Tenant's responsibility, shall constitute an "excess improvement cost" and, as such, shall be payable in cash by Tenant or result in a rental adjustment in accordance with Section 3.1(d) of the Lease in the same manner provided for "excess improvement costs" in the next paragraph of this EXHIBIT C. For purposes of this EXHIBIT C, "Tenant Delay" shall mean (x) any delay resulting from Tenant's failure to furnish within the time period reasonably specified by Landlord or its architect or contractor, as applicable, any information requested by Landlord or its architect or contractor in connection with the design or construction of the improvements, or from Tenant's failure to approve, within the time period reasonably specified by Landlord or its architect or contractor, as applicable, any matters requiring approval by Tenant, PROVIDED that in no case shall the time period specified for any such information or approval, for purposes of this definition of Tenant Delay, be less than ten (10) business days; (y) any delay resulting from changes requested by Tenant, including any delay resulting from the need to revise any drawings or obtain further governmental approvals as a result of any such changes, following mutual approval of the Approved Interior Plans and Specifications, PROVIDED that such delay was identified to Tenant and approved by Tenant as part of Tenant's approval of the applicable Change Order (as provided below); and/or (z) any delay of any other kind or nature caused by Tenant or its contractors, agents or employees, PROVIDED that no such delay period under this clause (z) shall begin to run until Tenant has first been given written notice by Landlord or its architect or contractor, as applicable, of the behavior, inaction or other circumstances constituting the alleged delay and has failed to correct such behavior,

                           EXHIBIT C (Page 2 of 5)
inaction or other circumstances within two (2) business days after Tenant's receipt of such written notice.

5. Once the Building Shell Plans and Specifications and the Approved Interior Plans and Specifications have been completed, Landlord shall engage a general contractor (the "Building Contractor") to construct the Building Shell, the Interior Improvements and the Common Area Improvements. Landlord shall require that the Building Contractor competitively bid the Interior Improvements work for each trade to at least three (3) subcontractors. Prior to commencement of the bidding process for each respective trade, Landlord shall provide Tenant with a preapproved subcontractor list and with reasonable minimal qualifications applicable to such subcontractors and to any other subcontractors whom Tenant may wish to propose. Within five (5) business days after receipt of such list from Landlord, Tenant at its sole option shall have the right to submit in writing to Landlord the name, professional experience and other qualifications of any other properly licensed subcontractor(s) whom Tenant wishes to have included in the bidding process, and Landlord shall include in the bidding process at least one such additional subcontractor proposed by Tenant for each trade, subject to the following limitations: Landlord shall have the right to require reasonable minimum qualifications and appropriate licensing from each such subcontractor, provided that such qualifications are applied on a nondiscriminatory basis to all proposed subcontractors in the applicable trade, and shall have the right to approve or disapprove Tenant's proposed subcontractors, which approval shall not be unreasonably denied, conditioned or delayed. If Landlord reasonably disapproves any subcontractors proposed by Tenant, Landlord's written notice of such disapproval shall specify the reasons for disapproval and Tenant shall have the right to replace the disapproved subcontractor with the name of an additional subcontractor (with appropriate supporting information) for Landlord's review. Tenant and its architect and consultants shall have the right to review and comment on all trade bids on an "open book" basis, and to work with Landlord in selecting all trade subcontractors for the Interior Improvements. To facilitate reasonable comparison of bids for subcontractor selection and reasonable final accounting for construction costs as provided in Paragraph 9 below, Landlord shall use its best efforts to cause all bids to include all reasonably anticipated cost categories in reasonable detail and in line item format. Although Landlord shall give reasonable consideration to the views of Tenant and its architect and consultants with respect to subcontractor selection and bid approvals, the final selection of all trade subcontractors and approval of bids shall be made solely by Landlord in its reasonable discretion, taking into account the lowest bids, the best expected performance value, subcontractor qualifications and experience and other pertinent factors. Landlord shall submit a copy of the final prices for the Interior Improvements, including all design fees, permitting costs and other soft costs (including architectural fees of Tenant's Architect) to Tenant for approval. Tenant shall have the right within five (5) days after receipt of such final prices to notify Landlord in writing that Tenant wishes to make reasonable revisions in the design of the Interior Improvements, in which event Tenant's Architect shall have ten (10) days after Tenant's receipt of Landlord's final prices for the Interior Improvements to make revisions to the Approved Interior Plans and Specifications for review and approval by Landlord and for revised line item bidding by affected subcontractors. Following approval of such revised plans by Landlord and receipt of revised bids from subcontractors, Landlord shall resubmit a copy of the revised final prices for the Interior Improvements to Tenant for approval. Subject to the procedure set forth in the preceding two sentences (which shall not be construed as a Tenant Delay, so long as such procedure is pursued by Tenant in good faith and with reasonable diligence), Tenant shall approve the final prices for the Interior Improvements, or give specific reasons for disapproval, within ten (10) days after Landlord's submission of such final prices to Tenant. Tenant's failure to respond within such time period shall be deemed to constitute Tenant's approval of such prices. Such pricing, as approved by Tenant (or deemed approved), shall be referred to as the "Final Pricing."

6. If, after the Final Pricing has been approved, Tenant requests any change or addition to the Interior Improvements, Landlord shall notify Tenant of the anticipated increase or reduction in expenses attributable to such change or addition (along with a description of the additional time or time savings anticipated to result from implementing such change or addition) and if Tenant approves of such increased or reduced expense and time, Tenant shall sign a written change order confirming Tenant's agreement to such additional or reduced expense and time (a "Change Order"). Tenant shall be responsible for any additional expense incurred in connection with such a Change Order, as provided below, and shall be entitled to the benefit of any cost

                           EXHIBIT C (Page 3 of 5)
savings in the sense that the amounts thus saved shall be available for use elsewhere in the construction of improvements as provided in Section 2.4 and this EXHIBIT C.

7. The rent structure set forth in the Lease is predicated upon a tenant improvement allowance of Thirty-Seven and 50/100 Dollars ($37.50) per square foot, or Two Million Six Hundred Forty Thousand Nine Hundred Thirty-Seven and 50/100 Dollars ($2,640,937.50) in the aggregate for a 70,425 square foot building, for the Interior Improvements, including restrooms and HVAC system; such tenant improvement allowance may also be used by Tenant for installation of cabling, a generator, refurbishment to the building presently occupied by Tenant on Phase VI pursuant to the Phase VI Lease, and any other tangible improvements that are added to, enhance and become a part of such building or of the Building hereunder, PROVIDED, however, that under no circumstances may more than Five and No/100 Dollars ($5.00) per square foot of such allowance (Three Hundred Fifty-Two Thousand One Hundred Twenty-Five and No/100 Dollars ($352,125.00) for a 70,425 square foot building) be used for refurbishment or improvements to the Phase VI building. To the extent Landlord's aggregate direct costs of leasing and construction of the Interior Improvements (including, but not limited to, payments to contractors or subcontractors for labor, materials and profits or overhead, permit fees and charges, plan check fees, testing and inspection costs, sales and use taxes, costs of power, water and other utilities and of collection and removal of debris, architects', engineers/ and other consulting and professional fees, and all other related costs incurred in connection with the design and construction of such work) and/or of any other items to which Tenant elects to apply the tenant improvement allowance under the preceding sentence of this paragraph (collectively, "Interior Improvement Costs") exceeds the maximum amount of the tenant improvement allowance (after taking into account any cost savings resulting from Change Orders approved by Tenant with respect to the Interior Improvements, as contemplated above), such excess shall constitute "excess improvement costs" that shall be paid by Tenant to Landlord in cash within thirty (30) days after substantial completion of Landlord's Work hereunder or, at Tenant's election, may instead result in a rental adjustment in accordance with Section 3.1(d) of the Lease; PROVIDED, however, that under no circumstances shall the aggregate amount of "excess improvement costs" eligible for treatment as a rental adjustment in accordance with Section 3.1(d) of the Lease exceed Five and No/100 Dollars ($5.00) per square foot contained in the Premises, or Three Hundred Fifty-Two Thousand One Hundred Twenty-Five and No/100 Dollars ($352,125.00) for a 70,425 square foot Building. Notwithstanding any other provisions of this Paragraph 7, however, Tenant shall have no liability for "excess improvement costs" or for any portion of the Interior Improvement Costs (as defined below) except to the extent such costs (i) were part of the Final Pricing approved by Tenant, (ii) are attributable to plan changes or compliance costs attributable to Tenant's particular use requirements and are requested by or approved by Tenant (which approval shall not be unreasonably withheld), (iii) are attributable to Change Orders approved by Tenant in accordance with Paragraph 6 above (but only to the extent such costs were approved by Tenant as part of the approval procedure for such Change Orders as contemplated in Paragraph 6), or (iv) are attributable to any Tenant Delay (PROVIDED that any such delay attributable to a Change Order requested and approved by Tenant shall constitute a Tenant Delay only to the extent such delay was approved by Tenant as part of the approval procedure for such Change Order as contemplated in Paragraph 6 above).

8. Recognizing that the Interior Improvements will be completed in two separate phases, the parties agree that the determination of Interior Improvement Costs (as contemplated in Paragraph 9 below) and of "excess improvement costs" under Paragraph 7 above shall be made initially on an interim basis for the first phase of such Interior Improvements, based solely on the square footage of such first phase; to the extent it is thereby determined that there are any such "excess improvement costs" for the first phase of Interior Improvements (I.E., Interior Improvement Costs in excess of $37.50 per square foot times the square footage of such first phase), notwithstanding any other provisions of the Lease (and in lieu of any rental adjustment under Section 3.1(d) of the Lease and/or any additional cash payment under Paragraph 7 hereof with respect to the first phase of Interior Improvements), Tenant shall pay to Landlord as additional rent, for each month or partial month during the period beginning on the Commencement Date and ending on the date the square footage of the second phase of Interior Improvements is first taken into account under Section 3.1(c) of the Lease in determining Tenant's minimum monthly rental obligations under Section 3.1(a) of the Lease, an amount equal to the amount of such "excess improvement costs" for the first phase of Interior Improvements

                           EXHIBIT C (Page 4 of 5)
times 0.833% per month (equivalent to an annualized imputed interest rate of 10% per annum). Following completion of the second phase of Interior Improvements, the Interior Improvement Costs and "excess improvement costs" shall be redetermined in accordance with Paragraphs 7 and 9 hereof on an aggregate basis reflecting the cost results for both the first and the second phases of the Interior Improvements, and such redetermination shall be the basis for determining the amount of the ongoing rental adjustment (if any) that will apply under Section 3.1(d) of the Lease (which rental adjustment, if any, shall become effective beginning on the date the square footage of the second phase of Interior Improvements is first taken into account under
Section 3.1(c) of the Lease in determining Tenant's minimum monthly rental obligations under Section 3.1(a) of the Lease), and the amount of the additional cash payment (if any) that will be due from Tenant under Paragraph 7 hereof, with respect to the construction of the Interior Improvements as a whole. To the extent Tenant elects to apply any of the permitted portion of the tenant improvement allowance on refurbishment of or improvements to the Phase VI building as contemplated above, the amounts expended for that purpose shall be deemed to be part of the direct costs and Interior Improvement Costs for the first phase to the extent such expenditures occur prior to substantial completion of the first phase of the Interior Improvements, and shall be deemed to be part of the direct costs and Interior Improvement Costs for the second phase to the extent such expenditures occur after substantial completion of the first phase of the Interior Improvements.

9. Within fifteen (15) days after substantial completion of Landlord's Work, as defined above, or as soon after such fifteen (15) day period as reasonably practicable, Landlord shall deliver to Tenant a statement of Final Accounting for Interior Improvement Construction Costs (the "Final Accounting"), prepared by Landlord from Landlord's books and records and other reasonable sources, which statement shall include all Interior Improvement Costs as defined above and shall be final and binding on Landlord and Tenant, except as otherwise provided herein. Notwithstanding any other provisions of this Paragraph 9, Tenant shall have the right to audit or review, directly or through its designated representative, all books and records of Landlord reasonably related to the Interior Improvement Costs as identified in the Final Accounting, subject to the following conditions: Such right shall be exercisable only by written request to Landlord within ten
(10) days after Tenant's receipt from Landlord of the Final Accounting, and shall be exercisable only during normal business hours, on not less than ten
(10) days prior written notice to Landlord, at such place as Landlord may reasonably designate; each party shall bear its own costs and expenses in connection with such audit or review. To the extent Tenant, following any such review or audit, disputes any item in the applicable statement, Tenant shall give Landlord written notice of the disputed items, in reasonable detail and with reasonable supporting information, and Landlord and Tenant shall negotiate diligently and in good faith to try to resolve the dispute. If Landlord and Tenant are unable to resolve the dispute within thirty (30) days after Landlord's receipt of Tenant's written notice specifying the disputed items, then either party may elect, by written notice to the other, to have the dispute resolved and the disputed items of Interior Improvement Costs determined in accordance with the procedure set forth in Section 5.4 of the Lease.

10. Landlord, Tenant and their respective agents shall use commercially reasonable efforts, diligence and good faith to minimize all costs and expenses of Landlord's Work.

Attachment to EXHIBIT C:

     C-1: Building Shell Specifications


                           EXHIBIT C (Page 5 of 5)

                                   EXHIBIT D

                      ACKNOWLEDGEMENT OF LEASE COMMENCEMENT

     This Acknowledgement is executed as of ______________, 1999, by BRITANNIA HACIENDA V LIMITED PARTNERSHIP, a Delaware limited partnership ("Landlord"), and PROBUSINESS SERVICES, INC., a California corporation ("Tenant"), pursuant to Section 2.5 of the Lease dated January __, 1998 between Landlord and Tenant (the "Lease") covering premises located at ___________________, Pleasanton, CA 94588 (the "Premises").

     Landlord and Tenant hereby acknowledge and agree as follows:

     1. The Commencement Date under the Lease is ___________, 1999.

     2. The termination date under the Lease shall be ____________, 2010, subject to any applicable provisions of the Lease for extension or early termination thereof.

     3. The agreed square footage of the Building, as built, is ________ square feet; the agreed square footage of the portion of the Premises initially occupied by Tenant as of the Commencement Date is _________ square feet.

     4. Tenant accepts the Premises and acknowledges the satisfactory completion of all improvements therein required to be made by Landlord, subject only to any applicable "punch list" or similar procedures specifically provided under the Lease.

     5. The excess cost of improvements (if any) for which Tenant is responsible under EXHIBIT C to the Lease is $_________, resulting in an additional rent amount of $_________ per month pursuant to Section 3.1(d) of the Lease.

     EXECUTED as of the date first set forth above.


     "Landlord"                               "Tenant"

BRITANNIA HACIENDA V LIMITED            PROBUSINESS SERVICES, INC., a
PARTNERSHIP, a Delaware limited         Delaware corporation
partnership

By:  BRITANNIA HOPYARD, LLC, a          By:
     California limited liability            ----------------------------
     company, General Partner           Its:
                                             ----------------------------

     By:                                By:
         ------------------------           -----------------------------
         T.J. Bristow                   Its:
         Manager & President                -----------------------------



                                 EXHIBIT D